                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                 U S WEST, INC.,


                             MULTIMEDIA CABLE, INC.,


                              WOMETCO CABLE CORP.,


                         PEACHTREE CABLE HOLDINGS, LTD.

                                       AND

                        PEACHTREE CABLE ASSOCIATES, LTD.




                            Dated as of July 15, 1994

                                                                       ANNEX A

                              TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
                                   ARTICLE I

                                  DEFINITIONS


                                  ARTICLE II

                                  THE MERGER

      2.01 The Merger....................................................... 12
      2.02 Effective Time................................................... 12
      2.03 Closing.......................................................... 12
      2.04 Conversion and Exchange of Shares................................ 13
      2.05 Calculation of Merger Consideration; Adjustment of Merger
           Consideration; Exchange of Certificates.......................... 14
      2.06 Charter and Bylaws............................................... 17
      2.07 Officers and Directors........................................... 18
      2.08 Dissenting Shares................................................ 18
      2.09 Stockholder Representative....................................... 18


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF WOMETCO

      3.01 Organization and Authority of Wometco and Wometco Subsidiaries... 18
      3.02 Legal Capacity; Approvals and Consents........................... 19
      3.03 Financial Statements; Undisclosed Liabilities.................... 20
      3.04 Capitalization................................................... 21
      3.05 Legal and Governmental Proceedings and Judgements................ 21
      3.06 Finders and Brokers.............................................. 21
      3.07 Real Property.................................................... 22
      3.08 Easements and Rights-of-Way...................................... 22
      3.09 Tangible Personal Property....................................... 22
      3.10 Receivables...................................................... 23
      3.11 Compliance with Law.............................................. 23
      3.12 Business Contracts............................................... 23
      3.13 Taxes............................................................ 24
      3.14 Intangible Property.............................................. 25
      3.15 Environmental Matters............................................ 25
      3.16 Labor............................................................ 26
      3.17 Absence of Changes or Events..................................... 27
      3.18 Insurance........................................................ 28
      3.19 Information Supplied............................................. 28

      3.20 Transactions with Affiliates..................................... 28
      3.21 Employee Benefits................................................ 28
      3.22 Cable Television Franchises...................................... 31

                                 ARTICLE III-A

                  REPRESENTATIONS AND WARRANTIES OF PEACHTREE

      3.01-A   Organization and Authority of Peachtree...................... 34
      3.02-A   Legal Capacity; Approvals and Consents....................... 35
      3.03-A   Ownership of Stock........................................... 35


                                 ARTICLE III-B

                 REPRESENTATIONS AND WARRANTIES OF ASSOCIATES

      3.01-B   Organization and Authority of Associates..................... 36
      3.02-B   Legal Capacity; Approvals and Consents....................... 36


                                  ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF U S WEST AND ACQUISITION SUB

      4.01 Organization and Authority; Ownership of Acquisition Sub; No Prior
           Activities of Acquisition Sub; Assets of Acquisition Sub......... 37
      4.02 Legal Capacity; Approvals and Consents........................... 38
      4.03 Legal and Governmental Proceedings and Judgments................. 38
      4.04 Finders and Brokers.............................................. 39
      4.05 Capitalization................................................... 39
      4.06 Compliance with Laws............................................. 39
      4.07 U S WEST SEC Documents........................................... 39
      4.08 U S WEST Common Stock............................................ 40
      4.09 Registration Statement........................................... 40
      4.10 Section 368(a)................................................... 40


                                   ARTICLE V

                           COVENANTS OF THE PARTIES

      5.01 Wometco's Covenants.............................................. 41
      5.02 Covenants of U S WEST and Acquisition Sub........................ 45
      5.03 Mutual Covenants................................................. 45
      5.04 Access to Information............................................ 50
      5.05 Indebtedness of Wometco.......................................... 51
      5.06 Investigation with Respect to Environmental Matters.............. 51

      5.08 Effect of Cable Act.............................................. 54
      5.09 Tax Matters...................................................... 55
      5.10 Closing Without All Consents..................................... 60
      5.11 Compliance with MFJ.............................................. 60
      5.12 Wometco Indemnitor............................................... 62
      5.13 Preparation of Restated March 31 Working Capital Statement....... 63


                                  ARTICLE VI

                             CONDITIONS PRECEDENT

      6.01 Conditions to the Obligations of U S WEST, Acquisition Sub and
           Wometco to Effect the Merger..................................... 64
      6.02 Conditions to the Obligations of U S WEST and Acquisition Sub.... 64
      6.03 Conditions to the Obligations of Wometco and Peachtree........... 65


                                  ARTICLE VII

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      7.01 Survival......................................................... 66
      7.02 U S WEST Right to Indemnification................................ 67
      7.03 U S WEST Agreement to Indemnify.................................. 69


                                 ARTICLE VIII

                                  TERMINATION

      8.01 Termination...................................................... 71
      8.02 Effect of Termination............................................ 72


                                  ARTICLE IX

                                 MISCELLANEOUS

      9.01 Expenses......................................................... 72
      9.02 Legal Costs...................................................... 73
      9.03 Amendments; Waivers.............................................. 73
      9.04 Entire Agreement................................................. 73
      9.05 Binding Effect; Assignment....................................... 73
      9.06 Construction; Counterparts....................................... 73
      9.07 Notices.......................................................... 73
      9.08 GOVERNING LAW.................................................... 75
      9.09 Further Assurances............................................... 75
      9.10 Personal Liability............................................... 75

       SCHEDULES

          Schedule 1.01-A     Required Consents
          Schedule 1.10-B     1994 Budget
          Schedule 3.01       Subsidiaries
          Schedule 3.02       Governmental and Third-Party Consents
          Schedule 3.03       Financial Statement Matters
          Schedule 3.04       Rights to Acquire Capital Stock
          Schedule 3.05       Legal Matters
          Schedule 3.06       Finders' Fees
          Schedule 3.07       Real Property
          Schedule 3.08       Exceptions to Necessary Easements
          Schedule 3.09       Tangible Personal Property
          Schedule 3.11       Compliance with Law
          Schedule 3.12       Business Contracts
          Schedule 3.13       Tax Matters
          Schedule 3.14       Intangible Property
          Schedule 3.15       Environmental Matters
          Schedule 3.16       Labor Matters
          Schedule 3.17       Changes or Events Since Balance Sheet Date
          Schedule 3.18       Insurance Policies
          Schedule 3.20       Affiliate Transactions
          Schedule 3.21       Employee Benefit Plans
          Schedule 3.22(a)    Franchise Matters
          Schedule 3.22(b)    Rate and Related Information
          Schedule 3.22(c) Rights to Acquire Interest in CATV Systems; Retransmission Agreements
          Schedule 3.22(d)    Rights to Operate a CATV System
          Schedule 3.22(e)    Non-Standard Rates
          Schedule 3.22(g)    Compliance with FCC Rules and Regulations
          Schedule 3.22(h)    Leakage Matters
          Schedule 3.22(i)    Copyright Matters
          Schedule 3.22(j)    Carriage Matters
          Schedule 3.22(l)    Benchmark I Rates
          Schedule 3.22(n)    Rate Regulation
          Schedule 4.04       U S WEST Finder's Fees
          Schedule 5.01       Permitted Transactions
          Schedule 5.13       March 31 Working Capital Statement

                         AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this 15th day of July, 1994, by and among U S WEST, Inc., a Colorado corporation ("U S WEST"), MULTIMEDIA CABLE, INC., a Delaware corporation ("Acquisition Sub"), WOMETCO CABLE CORP., a Delaware corporation ("Wometco"), PEACHTREE CABLE HOLDINGS, LTD., a Texas limited partnership ("Peachtree"), and PEACHTREE CABLE ASSOCIATES, LTD., a Texas limited partnership ("Associates").


                   W I T N E S S E T H:


      WHEREAS, U S WEST owns all of the issued and outstanding shares of capital stock of Acquisition Sub; and

      WHEREAS, Peachtree owns all of the issued and outstanding shares of the voting common stock of Wometco; and

      WHEREAS, Peachtree Investors Limited Partnership, a Delaware limited partnership ("Investors"), is the sole general partner of Peachtree; and

      WHEREAS, Associates, is the sole general partner of Investors; and

      WHEREAS, Group Management, Inc., a Texas corporation ("Group"), is the manager and a general partner of Associates;
and

      WHEREAS, the respective Boards of Directors of U S WEST, Acquisition Sub, Wometco and Group deem it advisable and in the best interests of such corporations, Peachtree, Associates and Investors and their respective stockholders and partners that Acquisition Sub merge with and into Wometco, with Wometco to continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned Subsidiary of U S WEST, upon the terms and subject to the conditions set forth herein; and

      WHEREAS, for federal income tax purposes, it is intended that such merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS


      Unless otherwise stated in this Agreement, the following terms used herein shall have the following meanings (terms defined in the singular to have the same meanings when used in the plural and VICE VERSA):

      ACQUISITION SUB:  As defined in the preamble to this Agreement.

      ACQUISITION SUB STOCK: The Common Stock, par value $.01 per share, of Acquisition Sub.

      AERONAUTICAL FREQUENCIES: Frequencies in the band 108-137 and 225-400 MHz, when carried at peak power levels of 10(-4) watts or greater.

      AFFILIATES: With respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

      AGREEMENT: This Agreement and the Disclosure Schedule and Exhibits attached hereto.

      APPLICABLE LAWS:  As defined in Section 3.11.

      ARBITRATOR:  As defined in Section 2.05(a)(iii)(D).

      ASSOCIATES:  As defined in the preambles to this Agreement.

      ATLANTA CABLE AGREEMENT:  As defined in Section 6.02(d).

      ATLANTA CABLE GROUP: Atlanta Cable Partners, L.P., a Georgia limited partnership and Georgia Cable Partners, a Georgia general partnership.

      AVERAGE CLOSING PRICE:  As defined in Section 2.04(a)(iv).

      BALANCE SHEET:  As defined in Section 3.03(a).

      BASIC CABLE SERVICE:  The level of CATV service defined in 47 C.F.R.
Section 76.901(a) that includes, without limitation, signals of domestic television broadcast stations (except for satellite-delivered "superstations"), public, educational and governmental access channels required by Franchise.

      BENCHMARK I RATES:  As defined in Section 3.22(l).

      BENCHMARK II RATES:  As defined in Section 3.22(l).

      BUSINESS CONTRACT:  As defined in Section 3.12.

      BUSINESS DAY: Any day of the year on which national banking institutions in New York are open to the public for conducting all regular business and are not required or authorized to close.

      CABLE ACT:  As defined in Section 5.08.

      CABLE PROGRAMMING SERVICE: The level of CATV service defined in 47 C.F.R. Section 76.901(b) including video programming other than Basic Cable or Premium Service.

      CATV: Cable television.

      CATV BUSINESS: The cable television business owned or operated by the Wometco Group, including, without limitation (i) the transmission, distribution and local origination of audio and video signals over the Wometco Group's CATV Systems, (ii) the operation of competitive access provider Local Interconnect, L.P., a Texas limited partnership, (iii) the operation of a cable advertising business through Cable Ad Associates, L.P., a Texas limited partnership ("CAMA"), and The Classified Channel, Inc., and (iv) the non-paying limited partner equity position in SportSouth Network, Ltd. referred to in that certain letter dated August 3, 1990 between SportSouth Network, Ltd. and Wometco (the "SportSouth Interest").

      CATV SYSTEM: A complete CATV reception and distribution system operated by the Wometco Group as part of the CATV Business consisting of one or more head-ends, trunk cable, subscriber drops and associated electronic equipment, which is, or is capable of being, operated as an independent system without interconnections to other systems.

      CERTIFICATE:  As defined in Section 2.05(b).

      CERTIFICATE OF MERGER: The certificate of merger to be executed by Wometco and Acquisition Sub and to be delivered for filing and recording with the Secretary of State and the appropriate County Recorder of the State of Delaware in accordance with Sections 103 and 251 of the DGCL to effect the Merger.

      CLI:  As defined in Section 3.22(h).

      CLOSING:  As defined in Section 2.03.

      CLOSING DATE:  The date fixed for the Closing in accordance with Section
                     2.03.

      CLOSING PRICE:  As defined in Section 2.04(a)(iv).

      CLOSING STATEMENT:  As defined in Section 2.05(a)(i).

      COBRA:  As defined in Section 3.21(m).

      CODE:  The Internal Revenue Code of 1986, as amended.

      COMMUNICATIONS ACT:  The Communications Act of 1934, as amended, 47
                           U.S.C. Section 151, et seq.

      CONTROL PARTIES:  As defined in Section 5.09(e)(1).

      COPYRIGHT ACT:  As defined in Section 3.22(i).

      CURRENT RATES:  As defined in Section 3.22(b).

      CURRENT WOMETCO RETURNS:  As defined in Section 5.09(d).

      DEFERRAL NOTICE:  As defined in Section 5.03(a)(ix).

      DETERMINATION DATE:  As defined in Section 2.04(a)(iii)(E).

      DGCL:  The General Corporation Law of the State of
Delaware, as it may be amended from time to time.

      DISAGREEMENT NOTICE:  As defined in Section 5.09(d).

      DISCLOSURE SCHEDULE: Collectively, the Schedules to this Agreement provided by Wometco to U S WEST or Acquisition Sub, and provided by U S WEST and Acquisition Sub to Wometco and Peachtree.

      DISSENTING SHARES:  As defined in Section 2.08.

      DOJ:  The United States Department of Justice.

      EASEMENTS:  As defined in Section 3.08.

      EFFECTIVE TIME:  As defined in Section 2.02.

      EMPLOYEE BENEFIT PLAN:  As defined in Section 3.21(a).

      ENVIRONMENTAL REQUIREMENTS:  As defined in Section 3.15.

      EQUITY APPRECIATION RIGHTS PLANS:  As defined in Section 3.21(b).

      ERISA:  Employee Retirement Income Security Act of 1974, as amended.

      ERISA AFFILIATE:  As defined in Section 3.21(a).

      EXCHANGE ACT:  As defined in Section 3.20.

      FCC: The Federal Communications Commission or any successor agency thereto performing similar functions to those performed by the Federal Communications Commission on the date hereof.

      FCC COMMUNITY UNITS: A CATV System, or portion of a CATV System, that operates or will operate within a separate and distinct community or municipal entity (including unincorporated communities within unincorporated areas and including single, discrete unincorporated areas).

      FCC LICENSES: All licenses, permits and other authorizations relating to the operation of the CATV Business granted by the FCC pursuant to FCC Rules and Regulations.

      FCC RULES AND REGULATIONS:  The rules and regulations of the FCC.

      FINAL STATEMENT:  As defined in Section 2.05(a)(iii)(A).

      FINANCIAL STATEMENTS.  As defined in Section 3.03(a).

      FTC:  The Federal Trade Commission.

      FRANCHISES:  As defined in Section 3.22(a).

      FRANCHISING AUTHORITY: A Governmental Authority empowered by federal, state or local law to issue the Franchises.

      GOVERNMENTAL AUTHORITY: The Federal government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body.

      GOVERNMENTAL CONSENTS:  As defined in Section 3.02(c).

      GROUP:  As defined in the preamble to this Agreement.

      HSR ACT AND RULES: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, as from time to time in effect prior to the Closing.

      HSR REPORT: The Notification and Report Form for certain mergers and acquisitions mandated by the HSR Act and Rules.

      INDEBTEDNESS: With respect to any Person, any indebtedness, secured or unsecured, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), including accrued or accredited interest thereon and prepayment penalties and rate breakage fees incurred with respect thereto, and evidenced by bonds, notes, debentures or similar instruments or letters of credit, to the extent of the face value thereof (or, in the case of evidence of indebtedness issued at a discount, the current accredited value thereof), or (ii) representing the balance deferred and unpaid of the purchase price of property or services and shall also include, to the extent not otherwise included, (A) any capitalized lease obligations and (B) the face value of guaranties of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor). No item constituting Indebtedness under any of the definitions set forth above shall be counted twice by virtue of the fact that it constitutes "Indebtedness" under more than one of such definitions, and no intercompany item within the Wometco Group shall be included as "Indebtedness." In addition, notwithstanding anything in the foregoing to the contrary, Indebtedness of a Person shall not include (1) amounts available for borrowing by such Person under any commitment letter or loan agreement; and (2) surety or performance bonds or letters of credit submitted to Franchising Authorities or in connection with pole attachment agreements in the ordinary course of business consistent with past practices.

      INTANGIBLE PROPERTY: All copyrights, patents, trademarks, service marks, trademark and service mark registrations and applications, and trade names used by the Wometco Group in connection with the CATV Business, and all applications for, or licenses or other rights to use, any thereof, trade secrets, technology, and all other material intangible property of any nature whatsoever, which are used or held for use in the CATV Business.

      INVESTORS:  As defined in the preamble to this Agreement.

      IRS:  As defined in Section 3.21(c).

      JUDGMENT: Any judgment, writ, order, injunction, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

      LAW: Applicable common law and any statute, ordinance, code or other law, rule, regulation, order, requirement or procedure enacted, adopted, promulgated or applied by any Governmental Authority or court.

      LAWSUIT:  As defined in Section 7.02(b)(iv)(3).

      LIEN: Any security agreement, financing statement filed with an appropriate Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for security purposes, any lien, mortgage, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, leases and licenses) of any kind, which (i) creates or confers an interest in property to secure payment or performance of a liability, obligation or claim, or which retains or reserves such an interest for such purpose; (ii) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, or otherwise results or may result in any Person acquiring, any property or interest therein; (iii) restricts the transfer of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any property; or (iv) otherwise constitutes an interest in or claim against property whether arising pursuant to any Law, Business Contract or Judgment.

      MARCH 31 BALANCE SHEET: As defined in the definition of Restated March 31 Working Capital Statement.

      MARKETABLE SECURITIES: U S WEST Common Stock and/or other equity security of U S WEST listed on a national securities exchange or quoted on the National Association of Securities Dealers Automatic Quotation System and having liquidity and market value comparable to the U S WEST Common Stock.

      MATERIAL ADVERSE EFFECT: Any effect that is materially adverse to the results of operations, properties, assets, liabilities or financial condition of the Wometco Group, taken as a whole; provided that in no event shall a Material Adverse Effect include or be deemed to include an effect resulting from expiration of the term of a Franchise during the period from the date hereof until the Closing.

      MERGER:  As defined in Section 2.01.

      MERGER AGREEMENTS:  As defined in Section 3.02(a).

      MERGER CONSIDERATION:  As defined in Section 2.04(a)(ii).

      MERGER CONSIDERATION PER SHARE: The Merger Consideration divided by the aggregate number of shares of Wometco Voting Stock and Wometco Non-Voting Stock outstanding at the Effective Time, other than treasury shares.

      MFJ: The decree entered August 24, 1982, in UNITED STATES V. WESTERN ELECTRIC, Civil Action No. 82-0192 (United States District Court, District of Columbia) as modified by the Civil Enforcement Consent Order, filed February 2, 1989 and the Enforcement Order, filed on February 14, 1991.

      MULTIEMPLOYER PLAN:  As defined in Section 3.21(a).

      NOTICE OF DISAGREEMENT:  As defined in Section 2.05(a)(iii)(C).

      NYSE:  As defined in Section 2.04(a)(iv).

      OBJECTION:  As defined in Section 2.04(e).

      ORIGINAL WORKING CAPITAL STATEMENT: As defined in the definition of Restated March 31 Working Capital Statement.

      PEACHTREE:  As defined in the preamble to this Agreement.


      PENSION PLANS:  As defined in Section 3.21(a).

      PERMITTED LIENS: Any Lien for (i) landlord's liens and liens for property taxes not delinquent, (ii) statutory liens which do not materially detract from the value of the properties subject to such liens or materially impair the use thereof in the operation of the CATV Business and which are incurred in the ordinary course of the Wometco Group's business, (iii) the Liens listed on Schedules 3.07 or 3.09, (iv) leased interests in property owned by others and leased interests in property leased to others, (v) restrictions set forth in, or rights granted to Franchising Authorities as set forth in, the Franchises, the FCC Licenses or applicable Law relating thereto; and (vi) zoning, building or similar restrictions, easements, rights-of-way, reservations of rights, conditions or other restrictions or encumbrances relating to or affecting the Real Property, that do not, individually or in the aggregate, materially interfere with the use of such Real Property in the operation of the CATV Business as presently conducted.

      PERSON: Any natural person, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association or unincorporated entity of any kind.

      PREMIUM SERVICE: Video programming provided by a CATV system for a separate charge per channel or per program.

      PRIME RATE: The rate of interest announced by Citibank, N.A. as its base rate, as such rate shall be in effect from time to time.

      REAL PROPERTY:  As defined in Section 3.07.

      REGISTRATION STATEMENT: The Registration Statement(s) on Form S-4 or such other appropriate forms to be filed by U S WEST in accordance with the provisions of Section 5.03.

      REQUIRED CONSENTS:  The consents set forth on Schedule 1.01-A.

      RESTATED MARCH 31 WORKING CAPITAL STATEMENT: The working capital statement to be prepared following the date of this Agreement in accordance with
Section 5.13 hereof, which shall restate the original working capital statement attached hereto as Schedule 5.13 ("Original Working Capital Statement"), which has been derived from the unaudited consolidated March 31, 1994 balance sheet of Wometco attached hereto as part of Schedule 3.03 (the "March 31 Balance Sheet"), to accurately reflect the adjustments agreed upon pursuant to Section 5.13, in accordance with generally accepted accounting principles as modified in accordance with the definitions of Working Capital Assets and Working Capital Liabilities.

      SALE NOTICE:  As defined in Section 5.03(a)(viii).

      SEC:  As defined in Section 3.19.

      SECTION 262:  As defined in Section 2.08.

      SECTION 5.09 MAXIMUM AMOUNT:  As defined in Section 5.09(a).

      SECURITIES ACT:  As defined in Section 3.19.

      SELLING STOCKHOLDERS:  As defined in Section 5.03(a)(i).

      STOCKHOLDER REPRESENTATIVE:  As defined in Section 2.09.

      STOCKHOLDERS:  As defined in Section 2.09.

      STRADDLE PERIOD:  As defined in Section 5.09(d).

      SUBSCRIBER: An active subscriber for Basic Cable Service either in a single household or in a multi-unit dwelling (including a hotel unit); provided, however, that the number of subscribers in a multi-unit dwelling that obtains service on a "bulk-rate" basis shall be determined by dividing the bulk-rate charge by the basic subscription rate for individual households subscribing to the same level of service as the multi-unit dwelling (E.G., if the basic subscription rate for individual households is $10 and a multi-unit dwelling paid a bulk-rate fee of $100 for the same level of service, then that multi-unit dwelling shall be considered as having 10 subscribers). For purposes of this definition, an "active subscriber" shall mean any Person at any given time that is paying for and receiving any level of CATV service from any CATV System who
(i) has an account that is not more than 61 days past due (except for amounts which are past due pending the resolution of a bona fide dispute or past due amounts of $10 or less, provided such account is otherwise current), and (ii) if such Person has been sent a disconnect notification by any CATV System prior to the Closing, pays all amounts past due within 30 days after the Closing and is not disconnected. For purposes of this definition, the number of days past due of a Subscriber account shall be determined from the last day of the period for which the applicable billing for services for that period is made.

      SUBSIDIARY: With respect to any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

      SURVIVING CORPORATION:  As defined in the preamble to this Agreement.

      SURVIVING CORPORATION STOCK:  The Common Stock, par value
$1.00 per share, of the Surviving Corporation.

      TANGIBLE PERSONAL PROPERTY:  As defined in Section 3.09.

      TAX CLAIMS:  As defined in Section 5.09(e).

      TAXES: All taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts, in each case, imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

      TAX RETURNS:  As defined in Section 3.13.

      THIRD PARTY CONSENTS:  As defined in Section 3.02(c).

      TRADING DAY:  As defined in Section 2.04(a)(iv).

      U S WEST:  As defined in the preamble to this Agreement.

      U S WEST CLAIMS.  As defined in Section 7.02(c).

      U S WEST COMMON STOCK:  The Common Stock, without par value, of U S WEST.

      U S WEST DAMAGES:  As defined in Section 7.02(a).

      U S WEST GROUP:  As defined in Section 5.09(a).

      U S WEST INDEMNITEES:  As defined in Section 7.02(a).

      U S WEST SEC DOCUMENTS:  As defined in Section 4.07.

      VALUE PAYABLE AT CLOSING:  An amount equal to:

            (a) the portion of $1,215,100,000 allocated to this Agreement in accordance with the opinion of an investment banker or bankers selected by Wometco and Holdings (as defined in the Atlantic Cable Agreement), which opinion shall be delivered as soon as practicable after the date hereof and shall be reasonably acceptable to U S WEST, with the cost of such opinion being borne by Wometco and Holdings; MINUS

            (b) the aggregate Indebtedness of the Wometco Group as of the Closing Date; MINUS

            (c) the increase, if any, in the Wometco Group's Working Capital Deficit from that to be reflected in the Restated March 31 Working Capital Statement to the Working Capital Deficit as of the Closing Date; PLUS

            (d) the decrease, if any, in the Wometco Group's Working Capital Deficit from that to be reflected in the Restated March 31 Working Capital Statement to the Working Capital Deficit as of the Closing Date; MINUS

            (e) the proceeds from the disposition of the SportSouth Interest, if any, received by Wometco prior to the Closing.

      WOMETCO:  As defined in the preamble to this Agreement.

      WOMETCO ASSETS: All assets and properties owned or leased by the Wometco Group of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, used in connection with the ownership or operation of the CATV Business.

      WOMETCO CLAIMS:  As defined in Section 7.03(b).

      WOMETCO DAMAGES:  As defined in Section 7.03(a).

      WOMETCO GROUP:  Wometco and the Wometco Subsidiaries.

      WOMETCO INDEMNITEE:  As defined in Section 7.03(a).

      WOMETCO INDEMNITOR: Associates or such other Person or Persons substituted for or added in addition to, Associates, as provided for in Section
5.12 hereof.

      WOMETCO NON-VOTING STOCK: The Class B Non-Voting Common Stock, par value $1.00 per share, of Wometco.

      WOMETCO PARTIES:  As defined in Section 7.02(b)(vi).

      WOMETCO STOCK:  The Wometco Voting Stock and the Wometco Non-Voting Stock.

      WOMETCO SUBSIDIARIES:  Subsidiaries of Wometco.

      WOMETCO VOTING STOCK: The Class A Voting Common Stock, par value $1.00 per share, of Wometco.

      WORKING CAPITAL ASSETS: The sum of (i) cash on hand or in banks, cash equivalents, prepaid pole attachment rentals, prepaid rentals and prepaid insurance premiums (but only to the extent the Surviving Corporation retains the related policy or to the extent that the Surviving Corporation receives a rebate attributable to the cancellation of such policy) and other prepaid items; (ii) Subscriber and other receivables or deposits; (iii) payments of rate refunds, credits or penalties (other than such refunds, credits or penalties as may result from Wometco's failure to comply with the covenants set forth in Section
5.07 and such refunds, credits or penalties for the period from May 14, 1994 to July 14, 1994 arising from any failure or alleged failure of Wometco to give notice of the implementation of Benchmark II Rates by June 14, 1994 ("Potential Refund Liability")) made to Subscribers or Governmental Authorities by the Wometco Group from the date hereof through and including the Closing Date in connection with or resulting from the Cable Act; and (iv) the amount of all tax refunds available to the Wometco Group with respect to (x) the Wometco Group Tax Returns for the taxable year ending on or including the Closing Date and (y) all other Wometco Group Tax Returns arising out of the carryback of a taxable loss of the Wometco Group for its taxable year ending on or including the Closing Date; with the items in clauses (i) and (ii) determined in accordance with generally accepted accounting principles on a basis consistent with, and without modification of the accounting principles used in the preparation of, the Restated March 31 Working Capital Statement.

      Notwithstanding anything to the contrary contained herein, Working Capital Assets for purposes of this definition shall not include: (1) all deferred loan fees, and (2) receivables from any Affiliate of Wometco Group other than members of the Atlanta Cable Group and the Wometco Group and Local Interconnect, L.P.

      WORKING CAPITAL DEFICIT: The excess of Working Capital Liabilities over Working Capital Assets.

      WORKING CAPITAL LIABILITIES: The sum of (i) accounts payable, other current liabilities and accrued expenses (which shall include, without limitation, amounts due and payable in respect of current Taxes that have not been paid, all accrued and unpaid transaction expenses, all out-of-pocket expenses with respect to any Indebtedness, all severance or similar payments, if any, required to be made solely as a result of the consummation of the transactions contemplated hereby, all accrued amounts of bonus payments listed on Schedules 3.21 and 5.01 and all amounts of bonus and severance payments payable on or prior to the Closing to the extent they remain unpaid following the Closing), and (ii) Subscriber prepayments and deposits, with the items described in clauses (i) and (ii) to be determined in accordance with generally accepted accounting principles on a basis consistent with, and without modification of the accounting principles used in the preparation of, the Restated March 31 Working Capital Statement.

      Notwithstanding anything to the contrary contained herein, Working Capital Liabilities for purposes of this definition does not include (1) Indebtedness of the Wometco Group, including interest, rate breakage fees and prepayment penalties with respect thereto; (2) payments due or which may become due under any severance agreements other than those, if any, which are to be made solely upon the occurrence of a change of control of Wometco; (3) liabilities or obligations of the type described in Section 5.08 hereof (other than liabilities and obligations resulting from Wometco's failure to comply with Section 5.07 and all Potential Refund Liability); (4) liabilities or obligations arising out of a Lawsuit (as defined in Section 7.02(b)(iv)(3)) of the type described in Section 7.02(b)(iv)(3); (5) deferred tax liabilities; (6) tax liabilities arising from any disposition of the SportSouth Interest; or (7) payables from any Affiliate of the Wometco Group other than members of the Atlanta Cable Group and the Wometco Group and Local Interconnect, L.P.

      Notwithstanding anything to the contrary contained herein, in no event shall the amount of any reserve (other than reserves for trade and other receivables) included on the Closing Statement be less than the amount of the corresponding reserve on the Original Working Capital Statement, provided that any payment made or accrual of liability in respect of Potential Refund Liability shall not reduce any reserve to be reflected on the Restated March 31 Working Capital Statement or the Closing Statement. In determining the amount of current Taxes under Working Capital Liabilities, the aggregate amount of payments made by the Wometco Group, on or prior to the Closing, to the participants under the Equity Appreciation Rights Plans, together with bonuses in lieu thereof and special bonuses in addition thereto, shall be deducted in determining the taxable income of the Wometco Group.

      1994 BUDGET: The planning budget prepared with respect to the operation of the CATV Business in 1994, in the form attached hereto as Schedule 1.01-B.


                                  ARTICLE II

                                  THE MERGER


      2.01 THE MERGER. At the Effective Time (as defined in Section 2.02 hereof) and upon the terms and subject to the conditions set forth in this Agreement and the DGCL, Acquisition Sub shall be merged with and into

Wometco (the "Merger"), with Wometco to continue as the Surviving Corporation and a wholly-owned Subsidiary of U S WEST. From and after the Effective Time, the separate existence of Acquisition Sub shall cease and the Surviving Corporation shall succeed to, possess and assume all rights, privileges, powers, assets, liabilities and obligations of Acquisition Sub in accordance with the provisions of the DGCL.


      2.02 EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with Section 251 of the DGCL, which Certificate of Merger shall be so filed concurrent with the Closing. The date and time when the Merger becomes effective are herein referred to as the "Effective Time."


      2.03 CLOSING. The closing (the "Closing") of the transactions contemplated hereby shall take place at 10:00 a.m. on a date which shall be a Business Day specified by Wometco and reasonably acceptable to U S WEST, which date shall be not less than five (5) Business Days nor more than ten (10) Business Days after the satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the closing condition is imposed) of the conditions precedent set forth in Article VI hereof (other than the following conditions which are to be satisfied at the Closing: 6.01(b), 6.02(a) through
(h); 6.03(a) through (d)) (the "Closing Date"); provided, however, that if on the date otherwise scheduled for Closing hereunder the conditions set forth in
Section 6.02(d) and 6.03(d) are not satisfied or cannot be satisfied on such date, either party may postpone the Closing to the date specified for Closing under the Atlanta Cable Agreement.


      The Closing shall take place at the offices of Weil, Gotshal & Manges at 767 Fifth Avenue, New York, New York or at such other place as shall be agreed upon by U S WEST and Wometco.


      2.04 CONVERSION AND EXCHANGE OF SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of the Wometco Stock:

            (a)  CONVERSION OF SHARES OF WOMETCO STOCK.

                  (i) Each share of the Wometco Voting Stock and the Wometco Non-Voting Stock outstanding on the date hereof shall be converted into the right to receive the Merger Consideration Per Share. As of the Effective Time, all such shares of Wometco Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Wometco Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration Per Share to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.05, without interest, including the cash to be paid in lieu of issuing any fractional shares of U S WEST Common Stock pursuant to Section 2.05(e).

                  (ii) The "Merger Consideration" shall consist of such number of shares of U S WEST Common Stock, or, if U S WEST requests and with the consent of Wometco (which consent may be withheld in the sole and absolute discretion of Wometco), shares of a Marketable Security, rounded to the nearest hundredth or if there shall not be a nearest hundredth, to the next highest hundredth, equal to (A) the Value Payable At Closing, divided by (B) the Average Closing Price; in the event that Wometco agrees that the holders of Wometco Stock shall receive shares of a Marketable Security as Merger Consideration, each of the parties to this Agreement agree to enter into an amendment hereto providing for the determination of the Average Closing Price and for other appropriate provisions with respect to the shares of the Marketable Security to be received, with such provisions to be similar in effect to those provided herein with respect to the U S WEST Common Stock.

                  (iii) If between the date of this Agreement and the Effective Time the outstanding shares of U S WEST Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the number of shares of U S WEST Common Stock comprising the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                  (iv) For the purposes of the foregoing, (x) the "Average Closing Price" means the average of the daily Closing Prices (as defined below) per share of U S WEST Common Stock for the 5 consecutive Trading Days (as defined below) immediately preceding the third Business Day prior to the Closing Date; (y) the "Closing Price" of U S WEST Common Stock shall mean the last reported sale price of such stock (regular way) as shown on the Composite Tape of the New York Stock Exchange, Inc. ("NYSE"); and (z) "Trading Day" shall mean a day on which the NYSE is open for the transaction of business.

            (b) CANCELLATION OF TREASURY STOCK. All shares of the Wometco Stock held by Wometco or by Wometco Subsidiaries as treasury shares, if any, shall be cancelled and no payment shall be made in respect thereof.

            (c) CANCELLATION OF OPTIONS, WARRANTS. All options, warrants or other rights to acquire shares of Wometco Stock shall be cancelled and no payment shall be made in respect thereof.

            (d) CONVERSION OF ACQUISITION SUB SHARES. Each share of Acquisition Sub Stock outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Corporation Stock.

            (e) CONVERSION OF SHARES OF OBJECTING STOCKHOLDERS. Any shares of Wometco Stock outstanding at the Effective Time and held by any stockholder of Wometco who filed a written objection to the Merger in accordance with the DGCL (an "Objection") but whose right of appraisal shall not have been perfected as provided therein shall be deemed changed in the same manner as provided for other outstanding shares of the Wometco Stock of the same class.


      2.05 CALCULATION OF MERGER CONSIDERATION; ADJUSTMENT OF MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES.

            (a) PAYMENT OF MERGER CONSIDERATION; ADJUSTMENT OF MERGER CONSIDERATION.

                  (i) For the purpose of determining the calculation of the Merger Consideration, at least three (3) Business Days prior to Closing, Wometco shall provide U S WEST with a statement (the "Closing Statement") setting forth in reasonable detail its calculation of the Merger Consideration and the Merger Consideration Per Share, based upon Wometco's good faith estimates of the components of Value Payable At Closing. The Closing Statement shall be accompanied by an officer's certificate to the effect that the Merger Consideration shall have been determined in accordance with the provisions of this Agreement.

                  (ii) The Merger Consideration shall be subject to adjustment after Closing in accordance with the following procedures and the parties hereto agree that such procedures shall be the exclusive mechanism for the proposal by the parties of adjustments to the Merger Consideration:

                        (A) U S WEST shall as soon as practicable (and in any event within 60 days) after the Closing Date prepare and deliver to Peachtree a final statement (the "Final Statement") setting forth any and all proposed adjustments to the Value Payable at Closing. The Final Statement shall be accompanied by an officer's certificate to the effect that the proposed adjustments to the Value Payable At Closing have been determined in accordance with the provisions of this Agreement.

                        (B) U S WEST shall assist Peachtree and Peachtree's independent auditors in their review of the Final Statement and in connection therewith shall provide Peachtree and Peachtree's independent auditors access at reasonable times to the personnel, properties, assets, books and records of the Wometco Group. Peachtree and Peachtree's independent auditors will be provided with reasonable access to the working papers of U S WEST relating to the Final Statement and with reasonable access to U S WEST's independent auditors. If U S WEST shall fail to deliver a Final Statement within the period set forth in
Section 2.05(a)(ii)(A) above, Peachtree may, if it believes any adjustments to the Value Payable At Closing are appropriate submit its proposed adjustments within the time period specified in Section 2.05(a)(ii)(C) below, which submission shall be treated as a Notice of Disagreement (as defined in Section 2.05(a)(ii)(C) below).

                        (C) The Final Statement shall become final and binding upon the parties at the close of business on the thirtieth day (or if such day shall not be a Business Day on the next Business Day) following receipt thereof by Peachtree unless Peachtree shall give written notice of its disagreement with the Final Statement ("Notice of Disagreement") to U S WEST on or prior to such date. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted, accompanied by a calculation by Peachtree of its proposed adjustments to the Value Payable at Closing. If Peachtree does not deliver a Notice of Disagreement within the period specified in this Section 2.05(a)(ii)(C), the adjustment to the Value Payable At Closing proposed by U S WEST shall be final and binding upon the parties.

                        (D) Following the delivery of a Notice of Disagreement, U S WEST and Peachtree shall seek in good faith to resolve such disagreement.
If no such resolution shall have been achieved by U S WEST and Peachtree after thirty (30) days, the parties shall submit to an arbitrator (the "Arbitrator") for review and resolution any and all matters which remain in dispute. The Arbitrator shall be Deloitte & Touche or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties, and if the parties are unable to so agree, U S WEST, on the one hand, and Peachtree, on the other hand, shall each select an independent accounting firm and the two firms so selected shall agree upon a third independent accounting firm to act as the Arbitrator; provided, however, that in no event shall the principal independent accounting firm which is the auditor of U S WEST, Peachtree (and any Person controlling Wometco or Peachtree) or Lehman Brothers Inc. be the Arbitrator. U S WEST and Peachtree shall submit the adjustments to the Value Payable At Closing proposed by both U S WEST and Peachtree to the Arbitrator, and the Arbitrator shall determine the adjustments to the Value Payable At Closing (which may be an amount other than the adjustments to the Value Payable At Closing proposed by either U S WEST or Peachtree). The Arbitrator shall render a decision regarding the adjustments to the Value Payable at Closing within thirty (30) days of submission thereto, and shall notify U S WEST and Peachtree of such determination in writing. The fees and expenses of the Arbitrator shall be borne equally by U S WEST and Peachtree.

                        (E) In the event that the Value Payable At Closing determined at Closing is greater than the Value Payable At Closing as determined pursuant to this Section 2.05(a)(ii), then U S WEST shall be entitled to receive, not later than five (5) days after, as applicable, (1) the Final Statement becoming final and binding on the parties pursuant to
Section 2.05(a)(ii)(C), (2) the resolution of any dispute regarding the Final Statement by U S WEST and Peachtree, or (3) receipt of notice from the Arbitrator of the actual adjustments to the Value Payable At Closing (such date, as the case may be, being hereinafter referred to as the "Determination Date"), an amount equal to such difference, plus an amount equal to the dividends paid during the period from the Closing Date to the date of payment with respect to U S WEST Common Stock in an amount of U S WEST Common Stock equal in value to such difference (based on the Average Closing Price used in determining the Merger Consideration), together with interest thereon (which shall accrue at the Prime Rate from the Closing Date (except with respect to interest payable on the amount equal to dividends paid with respect to U S WEST Common Stock, which shall accrue from the date of payment of such dividend) to the date of payment) which amount shall be paid by the Wometco Indemnitor in immediately available funds. In the event that the Value Payable At Closing as determined pursuant to this Section 2.05(a)(ii) is greater than the Value Payable At Closing determined at Closing, then U S WEST shall pay to Peachtree (for the benefit of all Stockholders), not later than five (5) days after the Determination Date, in immediately available funds, an amount equal to such difference, plus an amount equal to the dividends paid during the period from the Closing Date to the date of payment with respect to U S WEST Common Stock in an amount of U S WEST Common Stock equal in value to such difference (based on the Average Closing Price used in determining the Merger Consideration), together with interest thereon (which shall accrue at the Prime Rate from the Closing Date (except with respect to interest payable on the amount equal to dividends paid with respect to U S WEST Common Stock, which shall accrue from the date of payment of such dividend) to the date of payment).

                        (F) U S WEST and Peachtree agree that judgment may be entered upon the determination of the Arbitrator in and by any court having jurisdiction over the party or parties against which such determination is to be enforced.

            (b) EXCHANGE PROCEDURES. At least three (3) Business Days prior to the Effective Time, U S WEST shall deliver to the Stockholder Representative (as defined in Section 2.09) with respect to each certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Wometco Stock (the "Certificates") instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of U S WEST Common Stock comprising the Merger Consideration. Upon surrender of a Certificate for cancellation to U S WEST, together with such documents as reasonably may be required by U S WEST, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the shares of U S WEST Common Stock comprising the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II (together with any dividends or distributions made with respect to the U S WEST Common Stock after the Effective Time and any cash to be paid in lieu of fractional shares pursuant to Section 2.05(e)). The Certificate so surrendered pursuant to the preceding sentence shall forthwith be cancelled. In the event of a transfer of ownership of Wometco Stock which is not registered in the transfer records of Wometco, a certificate representing the shares of U S WEST Common Stock comprising the Merger Consideration may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of the shares of U S WEST Common Stock comprising the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the satisfaction of U S WEST that such tax has been paid or is not applicable.
Until surrendered as contemplated by this Section 2.05, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing the shares of U S WEST Common Stock comprising the Merger Consideration (together with any dividends or distributions made with respect to the U S WEST Common Stock after the Effective Time and any cash to be paid in lieu of fractional shares pursuant to Section 2.05(e)). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the Stockholder Representative for the benefit of the record holder of the Certificate certificates representing whole shares of U S WEST Common Stock issued in exchange therefor, without interest, (x) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of U S WEST Common Stock to which such holder is entitled pursuant to Section 2.05(e), (y) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of U S WEST Common Stock and (z) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of U S WEST Common Stock.

            (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to U S WEST Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, or to the Stockholder Representative for the benefit of such holder, with respect to the shares of U S WEST Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder, or to the Stockholders Representative for the benefit of such holder, pursuant to Section 2.05 (e) until the holder of record of such Certificate, or the Stockholder Representative on behalf of such holder, shall surrender such Certificate.

            (d) FURTHER OWNERSHIP RIGHTS IN WOMETCO STOCK. All shares of U S WEST Common Stock comprising the Merger Consideration issued or issuable upon the surrender for exchange of Certificates in accordance with the terms of this
Article II (including any cash paid pursuant to Sections 2.05(b) and 2.05(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Wometco Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Wometco Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or U S WEST for any reason, they shall be cancelled and exchanged as provided in this
Article II.

            (e) NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of U S WEST Common Stock shall be issued upon the surrender for exchange of the Certificates, but in lieu thereof each holder of Certificates who would otherwise have been entitled to a fraction of a share of U S WEST Common Stock, upon surrender of such Certificates by such holder, or the Stockholder Representative for the benefit of such holder, will be paid the cash value of such fractional share based upon the value of the U S WEST Common Stock determined pursuant to Section 2.04 hereof.

            (f) WITHHOLDING RIGHTS. U S WEST shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Wometco Stock such amounts as U S WEST is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by U S WEST, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Wometco Stock in respect of which such deduction and withholding was made by U S WEST.

            (g) NO LIABILITY. None of U S WEST or Wometco shall be liable to any person in respect of any shares of U S WEST Common Stock comprising Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (h) LOST CERTIFICATES. If any certificate representing shares of Wometco Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, U S WEST will issue in exchange for such lost, stolen or destroyed certificate the shares of U S WEST Common Stock (and any dividend or distribution with respect thereto made after the Effective Time and any cash payable in lieu of fractional shares pursuant to Section 2.05(e)) deliverable in respect thereof as determined in accordance with the terms of this Agreement.


      2.06 CHARTER AND BYLAWS. At the Effective Time, the Certificate of Incorporation of Wometco shall be the Certificate of Incorporation of the Surviving Corporation, until amended, altered or repealed as therein provided and in accordance with the DGCL. The By-Laws of Acquisition Sub shall be the By-Laws of the Surviving Corporation until amended, altered or repealed as therein provided and in accordance with the DGCL.


      2.07 OFFICERS AND DIRECTORS. The officers and directors of Acquisition Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, each to hold office in accordance with the By-Laws of the Surviving Corporation and the DGCL.


      2.08 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, each outstanding share of Wometco Stock, the holder of which has demanded and perfected his demand for appraisal of his shares in accordance with
Section 262 of the DGCL ("Section 262") and has not effectively withdrawn or lost his right to such appraisal ("Dissenting Shares"), shall not represent a right to receive U S WEST Common Stock pursuant to Section 2.04 hereof, but the holder thereof shall be entitled only to such rights as are granted by Section
262. Each holder of Dissenting Shares who becomes entitled to payment for his Wometco Stock pursuant to Section 262 shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to Section 262). Wometco shall within two days after receiving any written demands for appraisal, withdrawals of demands for appraisal or any other instruments served pursuant to Section 262, notify U S WEST of such demands, withdrawals or other instruments. Wometco agrees that it will not without the written consent of U S WEST voluntarily make any payment with respect to, or settle or offer to settle any such demand.


      2.09 STOCKHOLDER REPRESENTATIVE. Each holder of Wometco Stock (individually a "Stockholder" and collectively the "Stockholders") by the approval of the Merger by the requisite vote of the Stockholders pursuant to the DGCL, designates Peachtree to be the representative of each Stockholder (the "Stockholder Representative") for the purpose of receiving and disbursing to the Stockholders the amounts to be received by such Stockholder under this Agreement.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF WOMETCO


      Wometco hereby represents and warrants to U S WEST and Acquisition Sub as follows:

      3.01 ORGANIZATION AND AUTHORITY OF WOMETCO AND WOMETCO SUBSIDIARIES. (a) Wometco is a corporation validly formed, existing and in good standing under the laws of the State of Delaware. Wometco is qualified to do business as a foreign corporation and is in good standing under the laws of the State of Florida and in each other jurisdiction in which the operation of the CATV Business requires it to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect. Wometco has all requisite corporate power and authority to conduct its business and operations as presently conducted and to own and hold as lessee the property and assets that it owns or leases.

            (b) Schedule 3.01(i) sets forth a complete and correct list of all of the Wometco Subsidiaries, (ii) indicates the percentage of each Wometco Subsidiary owned by Wometco, (iii) lists the state or other jurisdiction of incorporation or organization of each such Wometco Subsidiary, and (iv) lists the state or other jurisdiction in which each such Wometco Subsidiary is qualified or licensed to do business as a foreign corporation or partnership.

            (c) Each corporate Wometco Subsidiary (i) is duly incorporated or organized, validly existing and in good standing under the laws of its state of incorporation as set forth in Schedule 3.01; (ii) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted; and (iii) is qualified and in good standing to do business in each jurisdiction in which the operation of the CATV Business requires them to be so qualified, except to the extent the failure to so qualify would not have a Material Adverse Effect. Each partnership Wometco Subsidiary
(x) is duly organized and validly existing in its jurisdiction of organization as set forth in Schedule 3.01; (y) has all requisite partnership power and authority to own, operate and lease its properties and to carry on its business as now conducted; and (z) each partnership Wometco Subsidiary that is a limited partnership is qualified and in good standing to do business in the State of Georgia and in each jurisdiction in which the operation of the CATV Business requires them to be so qualified, except to the extent the failure to so qualify would not have a Material Adverse Effect.

            (d) Except for the Wometco Subsidiaries or as otherwise disclosed on Schedule 3.01, Wometco does not, directly or indirectly, own any equity interest in any person, corporation, partnership, joint venture or other business association. Wometco has delivered to U S WEST copies of (i) the Articles or Certificate of Incorporation, as amended, of each of Wometco and the corporate Wometco Subsidiaries, and the bylaws of each of Wometco and each corporate Wometco Subsidiary, and (ii) the partnership agreement, as amended, and the certificate of limited partnership, if any, of each Wometco Subsidiary that is a partnership. There has been no change in such Articles or Certificates of Incorporation, bylaws or partnership agreements since the delivery of copies thereof to U S WEST, and each of such documents is in full force and effect.


      3.02 LEGAL CAPACITY; APPROVALS AND CONSENTS. (a) Wometco has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby (this Agreement together with such other agreements are hereinafter referred to collectively as the "Merger Agreements") to which it is a party. Wometco has taken all requisite corporate actions necessary to authorize the execution, delivery and performance of the Merger Agreements to which it is a party. The Merger Agreements to which Wometco is a party have been or will be, as the case may be, duly executed and delivered by Wometco and are or will be, as the case may be, the valid and binding obligations of Wometco enforceable in accordance with their respective terms, except (x) as rights to indemnity, if any, thereunder may be limited by federal or state securities Laws or the public policies embodied therein, (y) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally, and (z) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (b)  Subject to obtaining the consents and approvals set forth on
Schedule 3.02 and the satisfaction of the condition described in Section 6.01(c), the execution, delivery and performance by Wometco of the Merger Agreements to which Wometco is a party do not and will not contravene the Certificate of Incorporation or Bylaws of Wometco or any corporate Wometco Subsidiary or the partnership agreement of any Wometco Subsidiary that is a partnership, and do not and will not (with the passage of time or the giving of notice or both): (i) conflict with or result in a breach or violation by any member of the Wometco Group of, or (ii) constitute a default by any member of the Wometco Group under, (iii) create or impose any Lien upon, or (iv) result in the termination, cancellation, acceleration of obligations under, suspension, modification or impairment of or pursuant to, any Franchise, FCC License, Law, Judgment, Business Contract, leases of Real Property, agreements listed on
Schedule 3.21 hereof or other contracts listed on other schedules to this Agreement to which any member of the Wometco Group is a party or by which any of them is subject or bound, other than (1) except in respect of Law, as to which the provisions of this clause (1) shall not apply, any violations, conflicts, breaches, defaults, liens, terminations, suspensions, modifications or impairments that would not individually or in the aggregate have a Material Adverse Effect or prevent the consummation by Wometco of the transactions contemplated hereby, or (2) violations, conflicts, breaches, defaults, Liens, terminations, suspensions, modifications or impairments attributable solely to the legal status and activities of U S WEST or its Subsidiaries.

            (c) Except as set forth on Schedule 3.02 and other than compliance with and filings under the HSR Act, no consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any Governmental Authority (collectively, "Governmental Consents") or any third party (collectively, "Third Party Consents") are required to be obtained or made by or with respect to Wometco or the Wometco Subsidiaries in connection with (i) the execution, delivery and performance by Wometco of this Agreement or any of the other agreements contemplated hereby to which Wometco is a party, the consummation of the transactions contemplated hereby and thereby or the taking by Wometco of any other action contemplated hereby or thereby and (ii) the continuing validity and effectiveness of (and prevention of any material default under or violation of the terms of) any Franchise, FCC License, or Business Contract listed on Schedule 3.12.

            (d) All consents, approvals and notices from or to Lehman Brothers Inc. and/or any of its Affiliates required to be obtained or made by or with respect to Wometco, any member of the Wometco Group or any Stockholder in connection with the execution, delivery and performance of this Agreement or any of the other agreements contemplated hereby to which Wometco, any member of the Wometco Group or any Stockholder is a party and the consummation of the transactions contemplated hereby or thereby have been obtained or made.


      3.03  FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.  (a)  Attached as
Schedule 3.03 hereto are the (i) audited consolidated balance sheet of the Wometco Group at December 31, 1991, 1992, and 1993; (ii) the audited consolidated statements of operations and income for the Wometco Group for the periods ended December 31, 1991, 1992, and 1993; (iii) the notes and schedules and certain supplementary information to all of the financial statements specified in (i) and (ii); and (iv) the unaudited consolidated balance sheets of the Wometco Group as of March 31, 1994 and consolidated statements of operations and income for the Wometco Group for the three month period ended March 31, 1994 (all of such financial statements and notes being hereinafter referred to as the "Financial Statements"). Except as set forth in Schedule 3.03, the Financial Statements (x) are in accordance in all material respects with the books and records of the Wometco Group; (y) present fairly in all material respects the financial condition of the Wometco Group as at the dates shown and for the periods therein indicated; and (z) have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis, except as may be described therein and in the case of financial statements for interim periods, subject to normal year-end audit adjustments (which are not, individually or in the aggregate, material in amount).

The March 31, 1994 unaudited consolidated balance sheet of the Wometco Group is herein called the "Balance Sheet".

            (b) At the date hereof, the Wometco Group has no liabilities required by generally accepted accounting principles to be reflected or reserved against therein which were not fully reflected or reserved against on the Balance Sheet, other than liabilities incurred in the ordinary course of business since the date of the Balance Sheet or as set forth on Schedule 3.03.


      3.04 CAPITALIZATION. (a) The authorized capital stock of Wometco consists of 5,000,000 shares of Wometco Voting Stock, of which, as the date hereof, 5,000,000 shares are issued and outstanding; and 1,000,000 shares of Wometco Non-Voting Stock, of which, as of the date hereof, 882,354.941 shares are issued and outstanding (the Wometco Voting Stock and the Wometco Non-Voting Stock collectively is referred to herein as the "Wometco Stock"). All of the outstanding shares of Wometco Stock have been validly issued and are fully paid and nonassessable. Except as described in the first sentence of this Section
3.04 or on Schedule 3.04, there are no other outstanding securities of Wometco convertible into or exchangeable or exercisable for any shares of its capital stock, nor are there any other outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other contracts, agreements or understandings of any character obligating Wometco to issue, sell or transfer any additional shares of its capital stock or any other securities convertible into or evidencing the right to subscribe for any shares of its capital stock.

            (b) Except as described on Schedule 3.04, the capital stock or other equity interest of each Wometco Subsidiary is owned free and clear of any Liens. The shares of capital stock of each corporate Wometco Subsidiary are validly issued, fully paid and nonassessable. Except as described on Schedule 3.04, no Wometco Subsidiary has outstanding securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interests, nor are there any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other contracts, agreements or understandings of any character obligating Wometco or any of the Wometco Subsidiaries to issue, sell or transfer any additional shares of the capital stock or other equity interests of any of the Wometco Subsidiaries or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock or other equity interests.


      3.05 LEGAL AND GOVERNMENTAL PROCEEDINGS AND JUDGEMENTS. Except as may affect the cable television industry in the United States generally, and except as set forth on Schedule 3.05, as of the date hereof: (i) there is no legal or governmental action, proceeding or investigation (insofar as such investigation is known to Wometco) pending or, to the knowledge of Wometco, threatened against the Wometco Group, the CATV Business or the Wometco Assets which (a) relate to or involve more than $10,000 individually or $100,000 in the aggregate; (b) seeks the suspension, modification or revocation, or could result in the non-renewal, of any of the Franchises; or (c) seek any injunctive relief; and
(ii) there are no Judgments outstanding against the Wometco Group, or to or by which the Wometco Group, any of the Wometco Assets or the CATV Business is subject or bound.


      3.06 FINDERS AND BROKERS. Except as set forth in Schedule 3.06, (i) neither Wometco nor any Person acting on its behalf has entered into any contract, arrangement or understanding with any Person which will entitle such Person to any finder's fees, brokerage or agent's commissions or other like payments in connection with the consummation of the transactions contemplated hereby; and (ii) Wometco is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the consummation of the transactions contemplated hereby.


      3.07 REAL PROPERTY. All of the real property owned by any member of the Wometco Group and all leases of real property to which any member of the Wometco Group is a party as of the date hereof, but excluding, however, easements, rights-of-way and similar interests in real property (collectively, the property listed in Schedule 3.07, the "Real Property") are listed in Schedule 3.07. Wometco has furnished to U S WEST true and complete copies of all such leases of Real Property. As to the Real Property which is designated in Schedule 3.07 as being owned by a member of the Wometco Group, except as set forth in Schedule 3.07, such member of the Wometco Group has good and marketable title in fee simple to such premises and all buildings, improvements and fixtures thereon, free and clear of all Liens, except for Permitted Liens. As to the Real Property which is designated on Schedule 3.07 as being leased to a member of the Wometco Group, except where the failure of the representations made in this sentence to be true and correct would not have a Material Adverse Effect, such member of the Wometco Group is the sole owner of the leasehold interest in such Real Property, such leases are valid and subsisting and in full force and effect and, as of the date hereof, no other party to such lease has given written notice to any member of the Wometco Group of or made a written claim with respect to any breach or default thereof and Wometco is not aware of any fact giving rise to a breach or default thereof. Except where the failure of the representations made in this sentence to be true and correct would not have a Material Adverse Effect, all of the Real Property, buildings, fixtures and improvements thereon owned or leased by any member of the Wometco Group are in good operating condition and repair (subject to normal wear and tear). Except where the failure of the representations made in this sentence to be true and correct would not have a Material Adverse Effect or interfere in any material manner with the provision of CATV service by a CATV System serving in excess of 10,000 Subscribers, the CATV Systems' towers, anchors and support structures, related buildings, base and receive stations, office buildings and warehouses all are located entirely on the Real Property listed in Schedule 3.07.


      3.08 EASEMENTS AND RIGHTS-OF-WAY. Except as set forth on Schedule 3.08, each person, firm, corporation or other entity upon or under whose property any of the Wometco Assets are located, maintained, installed or operated (other than drop lines to subscriber dwellings) has granted to the members of the Wometco Group such easements, licenses or rights of way as are necessary for the location, maintenance, installation and operation of such Wometco Assets upon, over or under such property, and for ingress or egress to CATV System premises (the "Easements"), except where the failure to have any such Easement will not, individually or in the aggregate, have a Material Adverse Effect or interfere in any material manner with the provision of CATV service by a CATV System serving in excess of 10,000 Subscribers. The Wometco Group has not received written notice from any Person upon or under whose property any Wometco Assets are located, maintained, installed or operated of an intention to challenge such Easement on such property, the consequences of which, individually or in the aggregate, would have a Material Adverse Effect or interfere in any material manner with the provision of CATV service by a CATV System serving in excess of 10,000 Subscribers.


      3.09 TANGIBLE PERSONAL PROPERTY. Schedule 3.09 contains a list of certain major components of material tangible personal property as of the date of this Agreement included in the Wometco Assets (all tangible personal property of the Wometco Group, including the tangible personal property listed on
Schedule 3.09, the "Tangible Personal Property").  Except as set forth in
Schedule 3.09, the members of the Wometco Group have good and marketable title to, all owned Tangible Personal Property, free and clear of all Liens except Permitted Liens. Except as set forth in Schedule 3.09, the Tangible Personal Property, as an integrated system and in its material component parts, has been constructed, installed, operated and maintained in accordance with the requirements of all Applicable Law and Franchises (except for such noncompliance as would not have a Material Adverse Effect) and, taken as a whole, is in all material respects in good operating condition and repair (ordinary wear and tear excepted) and, without material exception, constitutes all of the Tangible Personal Property necessary for the operation of the CATV Business as currently conducted. The amount of the Wometco Group's inventory on the Closing Date will be sufficient to permit the continued maintenance and operation of the CATV Business substantially consistent with the manner theretofore maintained and operated by the Wometco Group.


      3.10 RECEIVABLES. All the accounts receivable of the Wometco Group have arisen from bona fide transactions in the ordinary course of business consistent with past practice.


      3.11 COMPLIANCE WITH LAW. Except as set forth on Schedule 3.11, each member of the Wometco Group holds all licenses, permits or other authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses, except where the failure to hold the foregoing would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.11, each member of the Wometco Group is in compliance with all Law applicable to it as to the operation of the CATV Business or the ownership of the Wometco Assets ("Applicable Laws"), except for such non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.11, no member of the Wometco Group has received any written communications during the past three years prior to the date hereof from a Governmental Authority that remain unresolved and that allege that any member of the Wometco Group is not in compliance with any Applicable Laws, the consequences of which would have a Material Adverse Effect.


      3.12 BUSINESS CONTRACTS. Schedule 3.12 contains a list of all contracts, leases, agreements and arrangements, written or oral, in force on the date hereof to which any member of the Wometco Group is a party and which individually involve the payment to or from any member of the Wometco Group of amounts in excess of $100,000 per year, including, without limitation, programming contracts, channel leases, and management and consulting contracts involving such amounts, but excluding all Franchises and those contracts listed on Schedules 3.07, 3.08, 3.16, 3.17, 3.18, 3.20, 3.21 or 3.22 (each such contract listed on Schedule 3.12, together with those contracts listed on Schedules 3.07, 3.08, 3.16, 3.17, 3.18, 3.20, 3.21 or 3.22, being herein referred to as a "Business Contract"). Except as disclosed on Schedule 3.12, and except where the failure of the representations in this sentence to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Business Contracts, notwithstanding the consummation of the transactions contemplated herein (assuming receipt of any necessary consent), constitutes a valid and binding obligation of the member of the Wometco Group which is a party thereto, and, to the knowledge of Wometco is in full force and effect and legally enforceable in accordance with its terms against the other parties thereto, (ii) such member of the Wometco Group has complied with all of the provisions of such Business Contracts, and (iii) there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default thereunder. To the knowledge of Wometco, and except as disclosed on Schedule
3.12 the parties to the Business Contracts other than the members of the Wometco Group are not in default under any such Business Contracts, except for defaults which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.12, the amounts due and payable under each of the programming contracts of the Wometco Group have been properly paid or accrued in accordance with generally accepted accounting principles.

      3.13 TAXES. (a) Except as set forth in Schedule 3.13(a), (i) all federal, state, local and foreign income, information, franchise, sales, use, property, excise, payroll and other material tax returns, declarations and reports ("Tax Returns") required to be filed by or on behalf of any member of the Wometco Group have been filed on a timely basis with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects; (ii) all amounts due and payable in respect of such Tax Returns (including interest and penalties) have been fully and timely paid or are or will be adequately provided for in the appropriate Financial Statements of the Wometco Group; (iii) no waivers of statutes of limitations have been given or requested with respect to any member of the Wometco Group in connection with any Tax Returns covering any member of the Wometco Group with respect to any Taxes payable by any of them; and (iv) each member of the Wometco Group has duly and timely withheld from salaries, wages and other compensation of its employees and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all Applicable Laws.

            (b) Except as set forth in Schedule 3.13(b), all deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering any member of the Wometco Group have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against any member of the Wometco Group.

            (c) Except as set forth in Schedule 3.13(c), neither the Stockholders nor any member of the Wometco Group, nor any other Person on behalf of any member of the Wometco Group: (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any member of the Wometco Group; (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by any member of the Wometco Group or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of any member of the Wometco Group.

            (d) None of the Stockholders is a foreign person within the meaning of Section 1445 of the Code.

            (e) Except as set forth in Schedule 3.13(e), none of the Wometco Assets is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h)(l) of the Code.


            (f) The federal income Tax Returns of any member of the Wometco Group, any predecessor of any such member or any affiliated group of which any member of the Wometco Group is or was a member have been examined by the IRS, or the periods covered by such Tax Returns have been closed by applicable statute of limitations, for all periods through December 31, 1989. The state income or franchise Tax Returns of any member of the Wometco Group, any predecessor of any such member or any affiliated, combined or unitary group of which any member of the Wometco Group is or was a member have been examined by the relevant taxing authorities, or the periods covered by such Tax Returns have been closed by applicable statute of limitations, in each case through at least December 31, 1989. With respect to any Tax Returns referred to in this

Section 3.13(f) for taxable periods ended on or prior to December 23, 1986, such representations shall be to the knowledge of Wometco.

            (g) Except as set forth in Schedule 3.13(g), (i) no Tax audits or other administrative proceedings are pending with regard to any Taxes for which any member of the Wometco Group may be liable, for taxable periods beginning on or after December 23, 1986, and to the knowledge of Wometco no such audits or proceeding are pending for prior taxable periods and (ii) no written notice of any such audit has been received by any member of the Wometco Group.


      3.14 INTANGIBLE PROPERTY. (a) Schedule 3.14 sets forth a true and complete list of all material Intangible Property as of the date of this Agreement. Except as set forth on Schedule 3.14, the current operation of the CATV Systems does not conflict in any way with any Intangible Property of any third party, except for any conflict that would not have a Material Adverse Effect.

            (b) All Intangible Property owned by each member of the Wometco Group is owned by such member of the Wometco Group free and clear of all Liens except for Permitted Liens. Except as set forth on Schedule 3.14, all Intangible Property under which any member of the Wometco Group is a licensee is valid and enforceable against such member of the Wometco Group and, to the knowledge of such member of the Wometco Group, the other parties thereto in accordance with their terms, except for any invalidity or unenforceability that would not have a Material Adverse Effect.


      3.15 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.15, there are no flammable, explosive or radioactive materials, toxic substances, friable asbestos or other hazardous substances or wastes on, under or about any of the properties included in the Wometco Assets which could reasonably be expected to result in any governmental or third-party action, proceeding or claim against the members of the Wometco Group that, individually or in the aggregate, would have a Material Adverse Effect. The members of the Wometco Group are in compliance with all requirements for the operation of the CATV Systems or use of the Wometco Assets under federal, state, or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic substances, materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic substances, materials or wastes (collectively, "Environmental Requirements"), except for any noncompliance which would not have a Material Adverse Effect. Except as set forth in Schedule 3.15, to the knowledge of Wometco, there are no underground storage tanks storing petroleum substances or any other hazardous substances at any of the Real Property owned by the Wometco Group. Wometco has provided to U S WEST, to the extent available, copies of any and all environmental audits, investigations, studies or reports that have been performed by or at the direction of the members of the Wometco Group or to the extent such audits, investigations, studies and reports concern any Real Property of the Wometco Group, of which Wometco has knowledge or possession. For the purpose of this Section, "hazardous substances", "hazardous materials" and "hazardous waste" shall have the meaning set forth in, as the case may be, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601, et. seq., and regulations thereunder ("CERCLA"); the Resources Conservation and Recovery Act; or any applicable federal, state or local laws pertaining to environmental matters. As of the date hereof, none of the members of the Wometco Group are listed as a Potentially Responsible Party under CERCLA, or any similar state or local statute, ordinance or regulation, nor has any such member received any CERCLA 104(e) letters or similar letters under state or local laws.

      3.16  LABOR.  (a)  As of the date hereof, except as set forth in
Schedule 3.16, the members of the Wometco Group are not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the members of the Wometco Group.

            (b)  As of the date hereof, except as set forth in Schedule 3.16,
(i) no employees of the members of the Wometco Group are represented by any labor organization; (ii) no labor organization or group of employees of the members of the Wometco Group has made a demand against the members of the Wometco Group for recognition that is still pending, and there are no representation proceedings or petitions seeking a representation proceeding presently pending against the members of the Wometco Group or, to the knowledge of Wometco, threatened to be brought or filed against the members of the Wometco Group, with the National Labor Relations Board or other labor relations tribunal; and (iii) there is no organizing activity involving the members of the Wometco Group pending or, to the knowledge of Wometco, threatened by any labor organization or group of employees of the members of the Wometco Group.

            (c) As of the date hereof, except as set forth in Schedule 3.16, there are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations,
(ii) material grievances or other material labor disputes pending or, to the knowledge of Wometco, threatened against or involving the members of the Wometco Group or (iii) unfair labor practice charges, grievances or complaints pending or, to the best knowledge of Wometco, threatened by or on behalf of any employee or group of employees of the members of the Wometco Group.

            (d) Except as set forth in Schedule 3.16, as of the date hereof, there are no complaints, charges or claims against any member of the Wometco Group pending or, to the knowledge of Wometco, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by the members of the Wometco Group of any individual, including any claim for workers' compensation.

            (e) Hours worked by and payments made to employees of the members of the Wometco Group have not been in violation of the federal Fair Labor Standards Act or any other Applicable Law dealing with such matters, except for such violations as would not have a Material Adverse Effect.

            (f) The members of the Wometco Group are in compliance with all Applicable Laws relating to the employment of labor, including all such Applicable Laws and relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, worker's compensation, pay equity and the collection and payment of withholding and/or social security taxes and similar Taxes, except for any noncompliance would not have a Material Adverse Effect.


      3.17 ABSENCE OF CHANGES OR EVENTS. Since the date of the Balance Sheet, except as set forth in Schedule 3.17, members of the Wometco Group have operated the CATV Business only in the ordinary and usual course substantially in the same manner as previously conducted and, since the date of the Balance Sheet to the date hereof, there has not been:

            (a) except for matters relating to or affecting the cable television industry generally (including without limitation, legislative, regulatory or litigation matters) and matters relating to or arising from local or national economic conditions (including financial and capital markets), any changes, occurrences or circumstances which have had, individually or in the aggregate, a Material Adverse Effect;

            (b) any damage, destruction or loss with respect to the Wometco Assets whether covered by insurance or not, which has had or would have, individually or in the aggregate, a Material Adverse Effect;

            (c) any declaration, payment or distribution of cash, securities or property to any shareholder of Wometco or any repurchase, acquisition or extinguishment for value of any ownership interest in Wometco;

            (d)  any change in its accounting methods, principles or practices;

            (e) any failure by any member of the Wometco Group to pay and discharge current liabilities within 90 days, except where disputed in good faith by appropriate proceedings;

            (f) any loans, advances or capital contributions to, or investments by any member of the Wometco Group in, any Person, other than loans or advances to employees in the ordinary course of business of such member of the Wometco Group and which loans and advances in the aggregate, do not exceed $100,000;

            (g) any acquisition or sale, assignment, transfer, conveyance, lease or other disposition of any material System Assets, except in the ordinary course of business consistent with past practice;

            (h) any (or any commitments to make any) capital expenditures or capital additions or betterments to the CATV Systems or Wometco Assets in excess of the projected capital expenditures set forth in the 1994 Budget; or

            (i) other than as set forth in Schedule 3.17 and other than in the ordinary course of business consistent with past practice, any increase in, establishment of or amendments to any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or employees of the members of the Wometco Group.


      3.18 INSURANCE. (a) Schedule 3.18 lists all insurance policies of the members of the Wometco Group which relate to the ownership, operation or use of the CATV Systems and Wometco Assets. All of such policies are in full force and effect and the members of the Wometco Group are not in default of any provision thereof, except where the failure of such policies to be in full force and effect or the existence of such defaults would not, individually or in the aggregate, have a Material Adverse Effect.


      3.19 INFORMATION SUPPLIED. None of the information relating to Wometco furnished or to be furnished in writing to U S WEST by or on behalf of Wometco for inclusion in the Registration Statement to be filed with the Securities and Exchange Commission (the "SEC") by U S WEST as such information is timely supplemented or amended by or on behalf of Wometco, will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.


      3.20 TRANSACTIONS WITH AFFILIATES. Except as set forth in Schedule 3.20, there is no lease, sublease, indebtedness, contract, agreement, commitment, understanding, or other arrangement of any kind whatsoever entered into by Wometco with any officer, director or stockholder of the Wometco Group or the Atlanta Cable

Group or any "affiliate" or "associate" of any of them (as such terms are defined in the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), nor since March 31, 1994 to the date hereof, except as set forth in Schedule 3.20, has there been any amount paid or assets sold by Wometco to any such Person except, in each case, for management fees, inter-company debt and for compensation to directors, officers and employees in the ordinary course of business consistent with past practice (including normal merit increases in such compensation in the ordinary course of business consistent with past practices), reimbursements of ordinary and necessary expenses incurred in connection with their employment, and amounts paid pursuant to employee benefit plans disclosed pursuant to Schedule 3.21 or in Section 3.21.


      3.21 EMPLOYEE BENEFITS. (a) Schedule 3.21 lists all "employee benefit plans," as defined in Section 3(3) of ERISA, and any other employee benefit arrangements or payroll practices (each, an "Employee Benefit Plan" and, collectively, the "Employee Benefit Plans"), including, without limitation, severance or termination pay, sick leave, vacation pay, salary continuation for disability, change in control, compensation and death benefit agreements, other compensation agreements, retirement, deferred compensation, bonus, incentive, stock purchase, hospitalization, medical insurance, life insurance, educational assistance programs and scholarship programs, any executive compensation arrangements (other than Equity Appreciation Rights Plans as disclosed in Section 3.21), employee fringe benefit arrangements, and all "employee pension plans," as defined in Section 3(2) of ERISA, but excluding a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA ("Multiemployer Plan") (the "Pension Plans"), (i) currently maintained by (A) any member of the Wometco Group (which for purposes of Section 3.21 shall include Local Interconnect, L.P.) or (B) any trade or business which is or, to the knowledge of Wometco, ever has been treated as a single employer with or which is, to the knowledge of Wometco, under common control with Wometco, within the meaning of Section 414(b), (c) or (m) of the Code ("ERISA Affiliate") and under which any current or former employees of Wometco or any ERISA Affiliate thereof are covered, or
(ii) to which Wometco or any ERISA Affiliate thereof is obligated to contribute on behalf of any current or former employee of Wometco or any ERISA Affiliate thereof.

            (b) Set forth in Part 4 of Schedule 3.21 is a list of all compensation or benefit plans maintained by any member of the Wometco Group which provide for a benefit based upon the issuance of (i) stock options, (ii) restricted stock, (iii) equity appreciation rights or incentive awards determined by the book, fair market or formula value of a share of common stock of Wometco or (iv) bonus awards of common stock of Wometco ("Equity Appreciation Rights Plans").

            (c) Prior to Closing true, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, where applicable, will be delivered or made available to U S WEST by Wometco: (i) any plans and related trust documents, and amendments thereto, (ii) the Internal Revenue Service ("IRS") Forms 5500 with respect to the last three years with all attachments thereto, (iii) the last IRS determination letter, (iv) summary plan descriptions, (v) written communications to employees relating to the Employee Benefit Plans and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

            (d) True, correct and complete copies of all Equity Appreciation Rights Plans and schedules of all estimated payments to be made thereunder have been delivered to U S WEST and such schedules reflect the estimated payments to be made under each Equity Appreciation Rights Plan as a result of the Merger and were calculated based on the methodology reasonably expected to be utilized for the final calculation of the payments to be made under such Equity Appreciation Rights Plans.

            (e) Neither Wometco nor any ERISA Affiliate thereof currently has or in the preceding six (6) years has (i) had any obligation to make any contribution to a Multiemployer Plan, (ii) incurred any withdrawal liability under Section 4201 of ERISA, or (iii) sponsored or maintained any Pension Plan subject to Title IV of ERISA.

            (f) Except as set forth on Schedule 3.21, each Pension Plan intended to qualify under Section 401 of the Code and each trust maintained pursuant thereto are the subjects of favorable determination letters from the IRS regarding their exemptions from federal income taxation under Section 501 of the Code, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of the Pension Plan's letter.

            (g) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under the terms of any of the Employee Benefit Plans or by law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension or grace period), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date. No accumulated funding deficiencies exist in any of the Employee Benefit Plans subject to
Section 412 of the Code.

            (h) There is no violation of ERISA, the Code or any other applicable laws with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishings of such documents to the participants or beneficiaries of the Employee Benefit Plans which would have a Material Adverse Effect.

            (i) As of the date hereof, there are no pending or, to Wometco's knowledge, overtly threatened actions, claims or lawsuits which have been asserted or instituted against any of the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of any of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

            (j) All amendments and actions required to bring the Employee Benefit Plans into conformity in all material respects with the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

            (k) Any bonding required with respect to the Employee Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

            (l) The Employee Benefit Plans have been maintained in accordance with their terms and with the provisions of ERISA and other applicable federal and state law, except for such noncompliance as would not have a Material Adverse Effect. Neither Wometco, nor any ERISA Affiliate thereof, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to the Employee Benefit Plans.

            (m) Except as disclosed in Schedule 3.21, neither Wometco nor any ERISA Affiliate thereof maintains retiree life and retiree health insurance plans which are "welfare benefit plans" within the meaning of Section 3(1) of ERISA and which provide for continuing benefits or coverage for any participant or any beneficiary or any participant, except as may be required under Section 4980B of the Code and Part 6 of Subtitle

B of Title I of ERISA ("COBRA"). Neither Wometco nor any ERISA Affiliate thereof which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has violated the notice and continuation requirements of COBRA in a manner which would have a Material Adverse Effect.

            (n) No liability under any Employee Benefit Plan is funded with a contract from an insurance company that is not rated AA by Standard & Poor's Corporation or the equivalent by another nationally recognized rating agency.

            (p) No stock or other security issued by Wometco forms or has formed a material part of the assets of any Employee Benefit Plan.

            (q) With respect to any period for which any contribution to or in respect of any Employee Benefit Plan (including workers compensation) is due, Wometco has made sufficient current accruals for such contributions and other payments in accordance with generally accepted accounting principles, and such current accruals through March 31, 1994 are duly and fully provided for in the Balance Sheet.

            (r) Except with respect to payments under the Equity Appreciation Rights Plans, bonuses in lieu thereof or special bonuses granted after the date hereof in addition thereto, all of which will be paid or satisfied in full by Wometco on or prior to Closing, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Wometco Group, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Equity Appreciation Rights Plan or (iii) result in the acceleration of the time of payment or the vesting of any benefits under any Employee Benefit Plan or Equity Appreciation Rights Plan.

            (s) Except as disclosed on Schedule 3.21, none of the executives who are parties to those certain severance agreements disclosed in Schedule 3.21 are eligible to receive any payment under any other severance pay plan, program or arrangement or any stay bonus or retention plan or program of the Wometco Group.

            (t) Except as otherwise disclosed in Schedule 3.21 and as referred to in Section 3.21(s) above, no employee of the Wometco Group is entitled to any severance payments upon the sale of any of its divisions, Subsidiaries or any business unit, absent an employee's actual loss of employment.

            (u) Wometco has previously delivered to U S WEST a schedule of the estimated payments to be made under those certain severance agreements disclosed in Schedule 3.21 and a separate schedule of the payments to be made under the home office severance policy disclosed in Schedule 3.21.


      3.22 CABLE TELEVISION FRANCHISES. (a) Schedule 3.22(a) sets forth a list of the CATV Systems, FCC Community Units and the geographic area served by each CATV System and the name of the legal entity that owns each such CATV System and holds the applicable Franchise and, the FCC Community Units, and the approximate number of subscribers served by each such CATV System by franchise area. As of June 30, 1994, there were at least 230,000 Subscribers served by the CATV Systems based on the Wometco's month-end billing report as of such date. Schedule 3.22(a) also contains, for each CATV System, a true, complete and correct list of all of the franchise agreements and similar governing agreements, instruments, resolutions, statutes or ordinances which are necessary or required in order to operate the CATV Systems as of the date hereof (collectively, the "Franchises"). To the extent that the same are in possession of members of the Wometco Group, Wometco has made available to U S WEST for its review descriptions or copies of other governmental permits or licenses, including without limitation, railroad crossing and department of transportation permits. The members of the Wometco Group have furnished to U S WEST true, complete and correct copies of each of the Franchises. The Franchises contain all commitments and obligations of the members of the Wometco Group to each of the Governmental Authorities granting such Franchises with respect to the construction, ownership and operation of the CATV Systems. Except as set forth in Schedule 3.22(a) and except for any noncompliance or default that would not have a Material Adverse Effect, the operations of the CATV Systems by the members of the Wometco Group are in compliance with the terms and conditions of the Franchises and are not in default thereunder.

            (b) Schedule 3.22(b) sets forth the following technical and business information relating to the operation of each of the CATV Systems as of June 30, 1994 with respect to: (i) a rate card setting forth rates currently being charged by the members of the Wometco Group in connection with the CATV Systems for every service, level of service, package of service(s), installations and outlets or other services or items for which the members of the Wometco Group have an established charge (the "Current Rates"), and rate cards setting forth all such rates as of (v) September 30, 1992 and (w) September 1, 1993; (ii) the signals carried on the CATV Systems as of (x) June 2, 1993, (y) October 6, 1993 and (z) June 30, 1994; (iii) surety and performance bonds required by the Franchises or otherwise maintained by the members of the Wometco Group with respect to the CATV Systems, and the amount so required; (iv) the number of Persons that receive CATV service free of charge; and (v) the franchise fees being charged by the Franchising Authority for each of the CATV Systems as of the date hereof. An accurate description of all contracts or agreements for the provision of CATV services on a "bulk rate" basis ("Bulk Service Agreements") as of the date hereof has been provided to U S WEST.

            (c) Except as set forth in Schedule 3.22(c), no Person (including, without limitation, any Governmental Authority) has any right to acquire any interest in any of the CATV Systems or the Wometco Assets (including without limitation any right of first refusal or similar right to purchase any interest in the CATV Systems or any of the Wometco Assets). Except as set forth in
Schedule 3.22(c), the members of the Wometco Group have not entered into any agreement and are not bound by any commitment with respect to retransmissions of broadcast television signals relating to any of the CATV Systems.

            (d) Except as set forth in Schedule 3.22(d), as of the date hereof, to the knowledge of Wometco, no other Person:

                  (i) has been granted or has applied for the consent or
            approval of any Governmental Authority for the installation, construction, development, ownership or operation of a CATV System or any MDS or MMDS system within all or part of the territory covered by any of the CATV Systems;

                  (ii) operates any of the foregoing within all or part of the territory covered by any of the CATV Systems, regardless of whether the consent or approval of any Governmental Authority is required or has been obtained;

                  (iii) has commenced, or has received or applied for the
            consent of any Governmental Authority for, the construction, installation, development or operation of a CATV System which has resulted, or could result, in such system being overbuilt with any of the CATV Systems; or

                  (iv) has announced its intentions to undertake any of the
            activities set forth in (i)-(iii) above.

             (e) Except as set forth in Schedule 3.22(e), the members of the Wometco Group do not provide CATV System services to any person or entity in the service area covered by the CATV Systems at rates not reflected in the applicable subscriber rate card for each CATV System.

             (f) The members of the Wometco Group have filed with the appropriate Governmental Authority all appropriate requests for renewal under the Communications Act within 30 to 36 months prior to the expiration of each Franchise. As of the date hereof, the members of the Wometco Group have not received any written notice from any Franchising Authority with respect to Franchises (other than in respect of Franchises which have been renewed after receipt of any such notice) that the quality of service provided by any of the CATV Systems, including signal quality, response to consumer complaints and billing practices, but without regard to the mix or quality of cable services or other services provided over the CATV Systems, has not been reasonable in light of community needs, within the meaning of Section 626(c)(1)(B) of the Communications Act, and, as of the date hereof, Wometco does not have any knowledge that such a notice is to be received.

            (g) Except as set forth in Schedule 3.22(g), the operations of the CATV Systems are in compliance with the Communications Act and the FCC Rules and Regulations and the members of the Wometco Group have submitted to the FCC all filings, including but not limited to cable television registration statements, annual reports and Aeronautical Frequency usage notices, that are required under the FCC rules and regulations, except for such noncompliance or failure to file that would not have a Material Adverse Effect or would interfere in a material manner with the provisions of CATV service by a CATV System serving in excess of 10,000 Subscribers.

            (h) Except where the failure of any of the following to be true would not have a Material Adverse Effect or as set forth in Schedule 3.22(h)(i) the members of the Wometco Group each have the right to use Aeronautical Frequencies currently in use and have conducted all CATV Systems and microwave performance tests and all Cumulative Leakage Index ("CLI") related tests applicable to the CATV Systems, and have maintained records which accurately and completely reflect in all material respects all results required to be shown thereon, (ii) the members of the Wometco Group have corrected any radiation leakage of the CATV Systems required to be corrected in connection with the monitoring obligations and have otherwise complied with all applicable CLI rules and regulations; (iii) the CATV Systems are in compliance with all signal leakage criteria set forth in 47 CFR Section 76.611, and (iv) the members of the Wometco Group have approval of the Federal Aviation Administration for all towers requiring such approval.

            (i) Except where the failure of any of the following to be true would not have a Material Adverse Effect or as set forth in Schedule 3.22(i) (i) for each relevant semi-annual reporting period, members of the Wometco Group have filed with the United States Copyright Office all required Statements of Account in true and correct form in all material respects, and have paid when due all required copyright royalty fee payments in the correct amount, relating to the CATV Systems' carriage of television broadcast signals; (ii) carriage of all broadcast signals is in compliance with the Copyright Act of 1976, as amended (the "Copyright Act") and the rules and regulations of the Copyright Office and the members of the Wometco Group are eligible for the compulsory license under Section 111 of the Copyright Act; (iii) within the last three (3) years, none of the members of the Wometco Group has received any inquiry which is still outstanding from the Copyright Office or any third party challenging or questioning the information submitted in any Statement of Account or the amount of any royalty payment; (iv) within the last three years, members of the Wometco Group have not been subject to any judgment or order or settled any claim concerning any Statements of Account; and (v) as of the date hereof, there is no outstanding claim of copyright infringement against any member of the Wometco Group.

            (j) Other than requests of network non-duplication and syndicated exclusivity protection and other than as set forth in Schedule 3.22(j), as of the date hereof, none of the members of the Wometco Group have outstanding any written requests, notices or demands, from the FCC, any other Governmental Authority or other Person, challenging or questioning the rights of the members of the Wometco Group to operate the CATV Systems or carry any signal or requesting signal carriage. All of the broadcast television signals carried by the CATV Systems are carried either pursuant to the must-carry requirements or pursuant to executed retransmission consent agreements. Except as set forth in
Schedule 3.22(j), as of the date hereof, no member of the Wometco Group has outstanding any notification of any petition or submission to the FCC to modify any television market or for a waiver of the Commission's rules as they apply to the CATV Systems.

            (k) Wometco has made available to U S WEST copies of (i) all Franchise Authority certifications to regulate Basic Cable Service rates and/or complaints against Cable Programming Service rates on FCC Forms 328 and 329, respectively; (ii) FCC Forms 393 filed with the FCC for each of the CATV Systems that are required to file such forms and all material correspondence, motions or submissions related thereto; and (iii) copies of any correspondence, including without limitation informal inquiries, requests for information, extensions of time, accounting orders or rate determinations of Governmental Authorities and/or the FCC in response thereto).

            (l) The rates for regulated equipment and service tiers for each community unit served by the members of the Wometco Group as calculated by Wometco pursuant to FCC Rules and Regulations applicable between September 1, 1993 and May 15, 1994 ("Benchmark I Rates") have been made available to U S WEST. Wometco has made available to U S WEST complete and accurate copies of all justifications submitted to the FCC and any Governmental Authority and Wometco's internal work papers detailing the derivation of their Benchmark I Rates. The Benchmark I Rates became effective in the communities listed in
Schedule 3.22(l) hereto on September 1, 1993. Between September 1, 1993 and the date hereof, the Wometco Group did not alter the Benchmark I Rates in the communities listed in Schedule 3.22(l) hereto except as disclosed in
Schedule 3.22(l). As of the date hereof, the members of the Wometco Group have not been ordered to modify their Benchmark I Rates for any community unit by either theFCC or by any Governmental Authority. Wometco has made available to U S WEST Wometco's calculation of the reductions to be made pursuant to
Section 76.922(b)(2) of Subpart N of the FCC Rules and Regulations for the Wometco Group's regulated service tiers for each community unit served by the Wometco Group ("Benchmark II Rates"). The Wometco Group has made available to U S WEST complete and accurate copies of all justifications submitted to the FCC and any Governmental Authority and the Wometco Group's internal work papers detailing the derivation of their Benchmark II Rates. Wometco has made available to U S WEST a description of its calculation of the price cap adjustments in rates for Basic Cable Service and Cable Programming Service which may be implemented in accordance with Subpart N of the FCC Rules and Regulations.

            (m) Wometco has made available to U S WEST accurate and complete copies of each inquiry, request for information, report, directive and similar communication received by the members of the Wometco Group from the FCC, if any, relating to the implementation of the Cable Act and each written response and each written summary of each oral response, if any, thereto of the Wometco Group.

            (n) Except as set forth in Schedule 3.22(n), as of the date hereof, no CATV System has received any notice from any Governmental Authority of its intent to (i) assert jurisdiction to regulate the CATV Systems' subscriber rates or (ii) investigate such rates or business practices, pursuant to a subscriber complaint or otherwise, including without limitation, under any state or local so-called consumer protection, trade practice or other similar law or any other law, rule or regulation applicable to the members of the Wometco Group or to any of the CATV Systems.

                                 ARTICLE III-A

                  REPRESENTATIONS AND WARRANTIES OF PEACHTREE


      Peachtree hereby represents and warrants to U S WEST and Acquisition Sub as follows:

      3.01-A ORGANIZATION AND AUTHORITY OF PEACHTREE. Peachtree is a limited partnership duly organized and validly existing under the laws of the State of Texas and is duly qualified to do business as a foreign limited partnership in each other jurisdiction in which the conduct of its business requires it to be so qualified except where the failure to be so qualified would not impair the validity or enforceability of Peachtree's obligations hereunder. Peachtree has all requisite partnership power and authority to conduct its business and operations as presently conducted and to own and hold as lessee the property that it owns or leases.

      3.02-A  LEGAL CAPACITY; APPROVALS AND CONSENTS.

            (a) Peachtree has all requisite partnership power and authority to execute, deliver and perform the Merger Agreements to which it is a party. Subject only to obtaining the consents and approvals set forth on Schedule 3.02, Peachtree has taken all requisite partnership actions necessary to authorize the execution, delivery and performance of the Merger Agreements to which it is a party. The Merger Agreements to which Peachtree is a party have been or will be, as the case may be, duly executed and delivered by Peachtree and are or will be, as the case may be, the valid and binding obligations of Peachtree enforceable in accordance with their respective terms, except (x) as rights to indemnity, if any, thereunder may be limited by federal or state securities Laws or the public policies embodied therein, (y) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally, and (z) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (b)  Subject to obtaining the consents and approvals set forth on
Schedule 3.02 specifically identified with respect to Peachtree, the execution, delivery and performance by Peachtree of the Merger Agreements to which Peachtree is a party do not and will not contravene the partnership agreement of Peachtree, and do not and will not (with the passage of time or the giving of notice or both): (i) conflict with or result in a breach or violation by Peachtree of, or (ii) constitute a default by Peachtree under, (iii) create or impose any Lien upon, or (iv) result in the termination, cancellation, acceleration of obligations under, suspension, modification or impairment of or pursuant to, any Law, Judgment or other contract or agreement to which Peachtree is a party or by which Peachtree is subject or bound, other than any violations, conflicts, breaches, defaults, liens, terminations, suspensions, modifications or impairments that would not individually or in the aggregate impair the validity or enforceability of Peachtree's obligations hereunder, or violations, conflicts, breaches, defaults, Liens, terminations, suspensions, modifications or impairments attributable solely to the legal status and activities of U S WEST or its Subsidiaries.

            (c) Except as set forth on Schedule 3.02 and other than compliance with and filings under the HSR Act, no Governmental Consents or Third Party Consents are required to be obtained or made by or with respect to Peachtree in connection with the execution, delivery and performance by Peachtree of this Agreement or any of the other agreements contemplated hereby to which Peachtree is a party, the consummation of the transactions contemplated hereby and thereby or the taking by Peachtree of any other action contemplated hereby or thereby.

      3.03-A OWNERSHIP OF STOCK. Except as set forth on Schedule 3.04 specifically identified with respect to Peachtree, Peachtree owns all of the issued and outstanding shares of Wometco Voting Stock and Wometco Non-Voting Stock, free and clear of any Liens.


                                 ARTICLE III-B

                 REPRESENTATIONS AND WARRANTIES OF ASSOCIATES


      Associates hereby represents and warrants to U S WEST and Acquisition Sub as follows:

      3.01-B Organization and Authority of Associates. Associates is a limited partnership duly organized and validly existing under the laws of the State of Texas and is duly qualified to do business as a foreign limited partnership in each other jurisdiction in which the conduct of its business requires it to be so qualified except where the failure to be so qualified would not impair the validity or enforceability of Associates' obligations hereunder. Associates has all requisite partnership power and authority to conduct its business and operations as presently conducted and to own and hold as lessee the property that it owns or leases.

      3.02-B  LEGAL CAPACITY; APPROVALS AND CONSENTS.


            (a) Associates has all requisite partnership power and authority to execute, deliver and perform the Merger Agreements to which it is a party. Subject only to obtaining the consents and approvals set forth on Schedule 3.02 specifically identified with respect to Associates, Associates has taken all requisite partnership actions necessary to authorize the execution, delivery and performance of the Merger Agreements to which it is a party. The Merger Agreements to which Associates is a party have been or will be, as the case may be, duly executed and delivered by Associates and are or will be, as the case may be, the valid and binding obligations of Associates enforceable in accordance with their respective terms, except (x) as rights to indemnity, if any, thereunder may be limited by federal or state securities Laws or the public policies embodied therein, (y) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally, and (z) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (b)  Subject to obtaining the consents and approvals set forth on
Schedule 3.02 specifically identified with respect to Associates, the execution, delivery and performance by Associates of the Merger Agreements to which Associates is a party do not and will not contravene the partnership agreement of Associates, and do not and will not (with the passage of time or the giving of notice or both): (i) conflict with or result in a breach or violation by Associates of, or (ii) constitutes a default by Associates under, (iii) create or impose any Lien upon, or (iv) result in the termination, cancellation, acceleration of obligations under, suspension, modification or impairment of or pursuant to, any Law, Judgment or other contract or agreement to which Associates is a party or by which Associates is subject or bound, other than any violations, conflicts, breaches, defaults, liens, terminations, suspensions, modifications or impairments that would not individually or in the aggregate impair the validity or enforceability of Associates' obligations hereunder, or violations, conflicts, breaches, defaults, Liens, terminations, suspensions, modifications or impairments attributable solely to the legal status and activities of U S WEST or its Subsidiaries.

            (c) Except as set forth on Schedule 3.02 and other than compliance with and filings under the HSR Act, no Governmental Consents or Third Party Consents are required to be obtained or made by or with respect to Associates in connection with the execution, delivery and performance by Associates of this Agreement or any of the other agreements contemplated hereby to which Associates is a party, the consummation of the transactions contemplated hereby and thereby or the taking by Associates of any other action contemplated hereby or thereby.


                                  ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF U S WEST AND ACQUISITION SUB


      U S WEST and Acquisition Sub, jointly and severally, hereby represent and warrant to Wometco and Peachtree as follows:


      4.01 ORGANIZATION AND AUTHORITY; OWNERSHIP OF ACQUISITION SUB; NO PRIOR ACTIVITIES OF ACQUISITION SUB; ASSETS OF ACQUISITION SUB.

            (a) U S WEST and Acquisition Sub are corporations validly formed, existing and in good standing under the laws of the State of Colorado and the State of Delaware, respectively, with all requisite corporate power and authority to conduct their respective businesses and operations as presently conducted. Each of U S WEST and Acquisition Sub is qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its operations requires it to be so qualified except where the failure to be so qualified would not have a material adverse effect on the results of operations, properties, assets, liabilities or financial condition of U S WEST and its Subsidiaries, taken as a whole.

            (b) Acquisition Sub was formed by U S WEST solely for the purpose of engaging in the transactions contemplated hereby.

            (c) As of the date hereof and the Effective Time, the capital stock of Acquisition Sub is and will be owned 100% by U S WEST directly. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Acquisition Sub is a part to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Acquisition Sub.

            (d) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby, Acquisition Sub has not and will not have incurred directly or indirectly through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any arrangements or agreements with any Person or entity.

            (e) U S WEST will take all actions necessary to ensure that Acquisition Sub at no time prior to the Effective Time owns any assets other than an amount of cash necessary to incorporate Acquisition Sub and to pay the expenses of the Merger attributable to Acquisition Sub if the Merger is consummated.

      4.02  LEGAL CAPACITY; APPROVALS AND CONSENTS.

            (a) Each of U S WEST and Acquisition Sub has all requisite corporate power and authority to execute, deliver and perform the Merger Agreements to which it is a party. Each of U S WEST and Acquisition Sub has taken all requisite corporate actions necessary to authorize the execution, delivery and performance of the Merger Agreements to which it is a party. The Merger Agreements to which each of U S WEST and Acquisition Sub is a party have been or will be, as the case may be, executed and delivered by each of U S WEST and Acquisition Sub and are the valid and binding obligations of each such party enforceable in accordance with their respective terms, except (x) as rights to indemnity, if any, thereunder may be limited by federal or state securities laws or the public policies embodied therein, (y) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally, and (z) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (b) Subject to the satisfaction of the conditions described in Sections 6.01(a), 6.01(c), 6.01(e), 6.01(f) and 6.02(e), the execution, delivery and performance of the Merger Agreements to which each of U S WEST and Acquisition Sub is a party does not and will not contravene the Articles or Certificate of Incorporation or By-laws of either of U S WEST or Acquisition Sub and does not, and will not (with the passage of time or the giving of notice or both): (i) conflict with or result in a breach or violation by U S WEST or Acquisition Sub of, (ii) constitute a default by U S WEST or Acquisition Sub or
(iii) create or impose any Lien upon or result in the termination, suspension, modification or impairment of or under, any Law, Judgment, contract, arrangement or understanding to which U S WEST or Acquisition Sub is a party or by which U S WEST or Acquisition Sub is subject or bound, other than any violations, conflicts, breaches, defaults, Liens, terminations, suspensions, modifications or impairments that would not individually, or in the aggregate, have a material adverse effect on the results of operations, properties, assets, liabilities or financial condition of U S WEST and its Subsidiaries, taken as a whole and that would not prevent the consummation of the transactions contemplated hereby.

            (c) Based on the information provided to U S WEST by Wometco with respect to the CATV Business, subject to compliance with the provisions of
Section 5.11 hereof, the consummation of the transactions hereunder by U S WEST will not conflict with or result in a breach of or violation by U S WEST or any of its Subsidiaries of the MFJ nor will the MFJ prevent U S WEST from consummating the transactions contemplated hereby.


      4.03 LEGAL AND GOVERNMENTAL PROCEEDINGS AND JUDGMENTS. Except as may affect the cable television and telecommunications industries as a whole or as disclosed in the U S WEST SEC Documents, as of the date hereof, there is no legal or governmental action, proceeding or investigation (insofar as such investigation is known to U S WEST or Acquisition Sub) pending or, to the knowledge of U S WEST and Acquisition Sub, threatened against Acquisition Sub or U S WEST (or its Subsidiaries), which individually or in the aggregate if adversely determined would have a material adverse effect on the results of operations, properties, assets, liabilities or financial condition of U S WEST and its Subsidiaries, taken as a whole, nor are there any Judgments outstanding against Acquisition Sub or U S WEST or to or by which Acquisition Sub or U S WEST is or may be subject or bound, which individually or in the aggregate would have a material adverse effect on the results of operations, properties, assets, liabilities or financial condition of U S WEST and its Subsidiaries, taken as a whole.

      4.04 FINDERS AND BROKERS. Except as disclosed in Schedule 4.04, neither Acquisition Sub nor U S WEST has entered into any contract, arrangement or understanding with any Person which will entitle such Person to any finder's fees, brokerage or agent's commissions or other like payments in connection with the consummation of the transactions contemplated hereby; and Acquisition Sub is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the consummation of the transactions contemplated hereby.


      4.05 CAPITALIZATION. The authorized capital stock of U S WEST consists of 2,000,000,000 shares of U S WEST Common Stock, of which 454,299,067 shares were issued and outstanding as of June 30, 1994 and 50,000,000 shares of Preferred Stock, $1.00 par value, of which 50,000 shares of Series B Cumulative Redeemable Preferred Stock will be designated and issued prior to the Closing Date pursuant to the terms and conditions of that certain Securities Purchase Agreement dated April 10, 1994, as amended on May 6, 1994 among Fund American Enterprises Holding, Inc., U S WEST, U S WEST Capital Corporation and Financial Security Assurance Holdings, Inc. The authorized capital stock of Acquisition Sub consists of 1000 shares of Acquisition Sub Stock, of which 100 shares are issued and outstanding. All of the outstanding shares of U S WEST Common Stock and Acquisition Sub Stock, respectively, have been validly issued and are fully paid and nonassessable. Except as described in the U S WEST SEC Documents, there are no other outstanding securities of U S WEST or Acquisition Sub convertible into or exchangeable or exercisable for any shares of their respective capital stock, nor are there any other outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or other contracts, agreements or understandings of any character obligating U S WEST or Acquisition Sub to issue additional shares of their respective capital stock or any other securities convertible into or evidencing the right to subscribe for any shares of their respective capital stock.


      4.06 COMPLIANCE WITH LAWS. U S WEST and Acquisition Sub hold all licenses, permits and other authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses except where the failure to hold the foregoing would not have, individually or in the aggregate, a material adverse effect on the results of operations, properties, assets, liabilities or financial condition of U S WEST and its Subsidiaries, taken as a whole. To the knowledge of U S WEST, the business and operations of U S WEST and its Subsidiaries are being conducted in compliance with all applicable laws, rules, and regulations of any Governmental Authority having jurisdiction over such businesses and operations, except for such noncompliance as would not have, individually or in the aggregate, a material adverse effect on the results of operations, properties, assets, liabilities or financial condition of U S WEST and its Subsidiaries, taken as a whole.


      4.07 U S WEST SEC DOCUMENTS. Each annual and quarterly report, registration statement on Form S-3 and definitive proxy statement filed by U S WEST with the SEC since January 1, 1992 and each current report filed since January 1, 1994 (as such documents have since the time of their filing been amended, the "U S WEST SEC Documents"), as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such U S WEST SEC Documents and none of the U S WEST SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of U S WEST included in the U S WEST SEC Documents filed with the SEC by U S WEST comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments, which were not individually or in the aggregate material) the consolidated financial position of U S WEST and its consolidated Subsidiaries as at the date thereof and the consolidated results of their operations and cash flows for the periods then ended. Except for matters relating to or affecting the telecommunications industry generally, including without limitation, legislative, regulatory or litigation matters and matters relating to or arising from local or national economic conditions, including financial and capital markets, there has not been any change, occurrence or circumstance, which, individually or in the aggregate, will have a material adverse effect on the results of operations, properties, assets, liabilities or financial condition of U S WEST and its Subsidiaries, taken as a whole, which is not set forth in the U S WEST SEC Documents.


      4.08 U S WEST COMMON STOCK. The shares of U S WEST Common Stock comprising the Merger Consideration, when issued to the holders of the Wometco Stock, in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.


      4.09 REGISTRATION STATEMENT. The Registration Statement will not, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act and at the time of the issuance of any U S WEST Common Stock as Merger Consideration, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, U S WEST and Acquisition Sub make no representations or warranties as to information provided in writing by Wometco and the Selling Stockholders or any of their representatives for inclusion in the Registration Statement, including, without limitation, the description of the tax consequences to the Stockholders and any opinion with respect thereto. The Registration Statement (other than the tax opinion required to be filed as an exhibit thereto) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.


      4.10  SECTION 368(a).

            (a) Neither U S WEST nor Acquisition Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

            (b) U S WEST has no plan or intention to cause Wometco to issue additional shares of Wometco stock that would result in U S WEST losing control of Wometco. For purposes of this representation, control means the direct ownership of stock in Wometco possessing at least eighty percent (80%) of the total combined voting power of all classes of stock of Wometco entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of Wometco.

            (c) Acquisition Sub will have no liabilities assumed by Wometco in the Merger, and will not in the Merger transfer to Wometco any assets subject to liabilities.

            (d) U S WEST has no plan or intention to liquidate Wometco, to merge Wometco with or into another corporation, to sell or otherwise dispose of Wometco Stock acquired in the Merger except for the transfer of all of Wometco Stock to a corporation controlled by U S WEST, or to cause Wometco to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Wometco.

            (e) U S WEST has no plan or intention to redeem or otherwise reacquire the U S WEST Common Stock issued in the Merger.

            (f) Before the Merger, U S WEST will be in control of Acquisition Sub. For purposes of this representation, control means the direct ownership of stock in Acquisition Sub possessing at least eighty percent (80%) of the total combined voting power of all classes of stock of Acquisition Sub entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of Acquisition Sub.

            (g) U S WEST intends to cause Wometco to continue its historic business or use a significant portion of its historic business assets in a business.

            (h) U S WEST, Acquisition Sub and Wometco will report the Merger for federal income tax purposes as a reorganization pursuant to Section 368(a)(1)(A) and 368(a)(2)(E) of the Code.


                                   ARTICLE V

                           COVENANTS OF THE PARTIES


      5.01 WOMETCO'S COVENANTS. From the date hereof until the Closing, and except as otherwise consented to or approved by U S WEST in writing, Wometco covenants and agrees as follows:

            (a) BUSINESS IN ORDINARY COURSE. Except as otherwise permitted by the terms of this Agreement, the Wometco Group shall conduct its business in the usual, regular and ordinary course substantially consistent with past practices, and (i) will (1) file, with the appropriate Governmental Authority, appropriate requests for renewal under the Communications Act of all Franchises due to expire within 30 to 36 months prior to the expiration of each such Franchise; and (2) except as otherwise provided in Section 5.01(b)(xvi), proceed with all routinely scheduled increases in compensation consistent with past practices with respect to employees involved in the operations of the CATV Systems; (ii) will use reasonable efforts to (1) preserve intact its current business organizations; (2) keep available the services of their current officers and employees and (3) preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing Date; and (iii) to the extent practicable, will make expenditures described in the 1994 Budget at such times and in such amount as set forth therein, subject to customary changes in the ordinary course of business that are not substantial in amount.

            (b) NEGATIVE COVENANTS. Except as otherwise permitted by the terms of this Agreement, or as set forth in Schedule 5.01, the Wometco Group will not do or agree to do any of the following acts:

                  (i) grant any promotion to any employee or provide for any new pension or welfare plan, severance or other retirement plan or other retirement or employment benefits to any of its employees or any increase in any existing benefits or otherwise amend any such plan or benefits;

                  (ii) merge, amalgamate or consolidate with any other entity, sell all or substantially all of its business or assets, or acquire all or substantially all of the business or assets of any other Person;

                  (iii) enter into or amend any employment, consulting, severance or similar agreement with any Person;

                  (iv) declare, set aside or make any payments or distribution in cash, securities or property to the Stockholders of Wometco or repurchase, acquire or extinguish for value any of the ownership interest in Wometco;

                  (v) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of its business consistent with past practice;

                  (vi) waive any claims or rights having a value in excess of $10,000 individually or $100,000 in the aggregate (except for cancellation of receivables from Peachtree);

                  (vii) make any change in any method of accounting or accounting practice or policy;

                  (viii) make or incur any capital expenditures in excess of the projected capital expenditures taken in the aggregate set forth in the 1994 Budget made available to U S WEST except for customary changes in the ordinary course of business that are not substantial in amount;

                  (ix) sell, lease or otherwise dispose of any of the Wometco Assets except in the ordinary course of business consistent with past practice and not having a fair market value of more than $25,000 individually or $150,000 in the aggregate;

                  (x) abandon, avoid, dispose, surrender or materially amend the terms of any of Franchises; provided that in connection with any amendment or renewal arising in connection with the renewal of any Franchise during the period between the date hereof and Closing, such renewed Franchise may be entered into with the consent of U S WEST, whose consent shall not be unreasonably withheld;

                  (xi) delete any programming service on the Systems other than in the ordinary course of business or as required by the Cable Act;

                  (xii) enter into, amend or terminate any contracts, leases, commitments, understandings, licenses, or other agreements other than in the ordinary course of business consistent with past practice or as required by the Cable Act; provided that the Management Agreement dated as of July 31, 1991 by and among Wometco and the Atlanta Cable Group will be terminated as of Closing;

                  (xiii) offer free or reduced price service as an inducement to any person, except in the ordinary course of business consistent with past practice or as required by the Cable Act;

                  (xiv) amend, propose to amend, or otherwise change the Certificate of Incorporation or By-Laws of Wometco or any corporate Wometco Subsidiary or the partnership agreement of any Wometco Subsidiary that is a partnership;

                  (xv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or any securities convertible into, any additional shares of stock of any class or grant any warrants, options or rights to subscribe for or acquire any such shares or convertible securities, other than pursuant to arrangements which are disclosed in Schedule 3.04; or

                  (xvi) (1) grant or agree to grant any increase in the rate of salary or compensation to any employee of the Wometco Group whose base salary is, as of the date of this Agreement, in excess of

$100,000 per annum; provided, however, that in the event the Closing is on or after May 1, 1995, salary or compensation increases which would otherwise be made to such employees in the ordinary course of business in accordance with past practices may be granted, (2) grant or agree to grant any increase in the rate of salary or compensation of any employee of the Wometco Group whose base salary is, as of the date of this Agreement, $25,000 or more and less than $100,000 per annum, other than any merit increase which would otherwise be made in the ordinary course of business in accordance with past practice, with the amount of such merit increases to be limited to 7% per annum per employee, or
(3) grant or agree to grant any bonus or incentive award to any Wometco Group employee other than pursuant to existing incentive bonus plans disclosed in
Schedule 3.21 or allowable under Section 3.21(r), provided further that the 1994 bonuses paid to all Wometco Group employees shall not exceed, in the aggregate, 110% of the 1993 total bonus payments. For employees of Wometco earning less than $25,000 per annum, Wometco may grant or agree to grant increases in base salary which would otherwise be made in the ordinary course of business in accordance with scheduled increases and no other approval of U S WEST is required in such instances.

            (c) REGISTRATION STATEMENT. Wometco shall furnish in writing all information concerning Wometco and the Stockholders as may be reasonably requested by U S WEST in connection with preparing and filing the Registration Statement and listing the U S WEST Common Stock comprising the Merger Consideration on the NYSE, including, without limitation, a description of the tax consequences to the Stockholders and a tax opinion related thereto to be filed as an exhibit to the Registration Statement.

            (d) NON-SOLICITATION. Each of Wometco and Peachtree agree that between the date hereof and the Closing Date, it will not, directly or through any Affiliates or representatives, (i) furnish any written or oral information relating to the CATV Systems, or afford access to any facilities or management of the Systems, to anyone other than U S WEST or its representatives (except to the extent required in the ordinary course of the operation of the CATV Business consistent with past practice); or (ii) distribute a proposed agreement contemplating, engage in any negotiations relating to, or solicit, initiate, encourage, discuss or accept any offers for, the merger of Wometco with or into any Person or the sale of the CATV Systems or Wometco Assets to anyone other than U S WEST. In the event that Wometco or Peachtree or any Affiliate thereof receives a proposal relating to any such transaction, Wometco or Peachtree shall promptly notify U S WEST of such proposal.

            (e) "WOMETCO" TRADE NAME. Wometco shall use its reasonable best efforts to obtain a license from Wometco Enterprises, Inc. for the Surviving Corporation to use the "Wometco" name as a service mark and/or trade name in connection with the operation of the CATV Business until June 30, 1995, subject to the provisions of Section 5.03(g) below.

            (f) EQUITY APPRECIATION RIGHTS PLANS. Wometco shall on the day immediately preceding the Closing Date pay all amounts due to the respective participants under the Equity Appreciation Rights Plans.

            (g) PROGRAMMING AGREEMENTS. (i) At the request of U S WEST, Wometco shall use its reasonable best efforts to enter into effective upon consummation of the Closing programming agreements with those parties from whom the members of the Wometco Group currently purchase programming and related products to the extent that such agreements or arrangements are not evidenced by any written agreement or have expired, such agreements to be on terms reasonably acceptable to U S WEST and Wometco.

                  (ii) The members of the Wometco Group shall not enter into new programming agreements or renewals of existing programming agreements without the prior consent of U S WEST, whose consent shall not be unreasonably withheld or delayed.

            (h) CERTAIN TAX DOCUMENTS. On or prior to the Closing Date, Wometco shall prepare and submit for U S WEST's prior written approval documents that confirm the application of Section 280G(b)(5)(A)(ii) of the Code to payments pursuant to the Equity Appreciation Rights Plans and any other payments that would otherwise be subject to Section 280G of the Code.

            (i) AMENDMENT TO SEVERANCE AGREEMENTS. Wometco agrees that it shall amend Paragraph 2(b) of those certain severance agreements disclosed on
Schedule 3.21 in the following manner with such amendments to be effective as of the Closing:

            "(b) EMPLOYEE BENEFIT PLANS - The Company shall continue to provide the Employee with the term life and health insurance benefits (or shall provide substantially comparable benefits) as were applicable to him, his spouse and dependents on the date hereof or the date of Termination, whichever is more beneficial to the Employee. The Company shall pay the premiums associated with such benefit programs. The benefits provided under this Paragraph (2)(b) shall continue until such time as the Employee becomes eligible to be covered by substantially comparable benefits offered by another employer."

            (j) AFFILIATE INDEBTEDNESS. On or prior to the Closing, all Indebtedness, liabilities and other obligations owed by or to Wometco to or from any Affiliate of Wometco other than members of the Wometco Group and the Atlanta Cable Group or Local Interconnect, L.P. shall be cancelled, discharged or otherwise satisfied in full.

            (k) DOUGLASVILLE LEASE. At the request of U S WEST, Wometco shall use its reasonable best efforts to obtain a lease for the property located at 5979 Fairburn Road, Douglasville, Georgia, on terms reasonably acceptable to Wometco and U S WEST.


      5.02 COVENANTS OF U S WEST AND ACQUISITION SUB. From the date hereof and until the Closing, and after the Closing to the extent provided for herein, and except as otherwise consented to or approved by Wometco in writing, U S WEST and Acquisition Sub, jointly and severally, covenant and agree as follows:

            (a) CONSENTS. EACH OF U S WEST AND ACQUISITION SUB SHALL EXERCISE ITS REASONABLE BEST EFFORTS PROMPTLY TO OBTAIN ALL CONSENTS, APPROVALS OR WAIVERS REQUIRED UNDER THE TERMS OF THE MFJ OR OTHER APPLICABLE LAW SPECIFIC TO THE REGULATORY STATUS OF U S WEST OR ITS SUBSIDIARIES TO CONSUMMATE THE TRANSACTION CONTEMPLATED BY THE TERMS OF THE AGREEMENT.

            (b) U S WEST COMMON STOCK. Between the date hereof and the Closing Date, U S WEST will not redeem, repurchase, retire or acquire, directly or indirectly, shares of U S WEST Common Stock or any warrants, rights or options to directly or indirectly purchase or acquire any such U S WEST Capital Common Stock or any securities exchangeable for or convertible into any such shares, other than (i) in the ordinary course of business and consistent with past practice under the terms of U S WEST plans and agreements for employees, officers and directors currently in force and (ii) repurchases from time to time of outstanding Liquid Yield Option Notes of U S WEST.


      5.03 MUTUAL COVENANTS. During the period from the date of this Agreement and (unless a longer period is otherwise provided below) continuing until the Closing Date, each of U S WEST, Acquisition Sub and

Wometco agrees that, except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing:

            (a)   REGISTRATION STATEMENT.

                  (i) On or before September 1, 1994, U S WEST, at its expense, shall have prepared and filed with the SEC the Registration Statement covering the U S WEST Common Stock to be issued in connection with the Merger and to permit the public resale by Peachtree and its distributees (the "Selling Stockholders") of the shares of U S WEST Common Stock to be issued and delivered to the Stockholders upon the Closing. U S WEST will have exclusive responsibility for the preparation, filing, accuracy and completeness of the Registration Statement, and any amendments or supplements thereto (including the exhibits thereto), except as to information in the Registration Statement, and any amendments or supplements thereto, which the Selling Stockholders or any of their representatives have furnished in writing to U S WEST expressly for inclusion in the Registration Statement or any amendment or supplement thereto. U S WEST will furnish to Peachtree copies of the Registration Statement, the prospectus relating to the Registration Statement, and any amendments or supplements thereto, immediately upon the filing of such documents with the SEC. U S WEST shall furnish to Peachtree, for Peachtree's review and comment, copies of the Registration Statement and any amendments or supplements thereto prior to filing the Registration Statement and any amendments or supplements thereto with the SEC. Peachtree shall advise U S WEST of any recommended changes to the Registration Statement and any amendments or supplements thereto promptly following receipt thereof from U S WEST.

                  (ii) U S WEST covenants to Peachtree that the Registration Statement, the prospectus relating to the Registration Statement, and any amendments or supplements thereto (other than any information which the Selling Stockholders or any of their representatives have furnished in writing to U S WEST expressly for inclusion in any such document) (i) will comply in all material respects with the Securities Act, and (ii) will not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that U S WEST and Acquisition Sub make no covenant as to information provided in writing by Wometco or the Selling Stockholders or any of their representatives for inclusion in the Registration Statement. Peachtree covenants to U S WEST that the information supplied or to be supplied in writing to U S WEST by Peachtree or any of its representatives expressly for inclusion in the Registration Statement, the prospectus relating to the Registration Statement and any amendments and supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (iii) Peachtree shall promptly furnish to U S WEST all information, and take such other actions as may reasonably be requested by U S WEST in connection with any action or filing by U S WEST in connection with this
Section 5.03(a). U S WEST will proceed in good faith and use its best efforts to cause the Registration Statement to become effective as soon as reasonably possible after filing but in no event later than the Closing Date.

                  (iv)  Except as otherwise provided in clause (ix) of this
Section 5.03, until such time as the Selling Stockholders have sold all of the U S WEST Common Stock covered by the Registration Statement, but in no event later than two years from the Closing, U S WEST shall prepare and file with the SEC such amendments, post-effective amendments and supplements to the Registration Statement or the prospectus relating to the Registration Statement which U S WEST or its counsel reasonably determine to be necessary or appropriate to keep the Registration Statement effective and current and to comply with the provisions of the Securities Act with respect to the disposition by the Selling Stockholders of all shares of U S WEST Common Stock covered by the Registration Statement.

                  (v)  Except as otherwise provided in clause (ix) of this
Section 5.02, U S WEST shall, as promptly as reasonably practicable following the date on which the Registration Statement or the prospectus relating to the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, prepare and file with the SEC and furnish to Peachtree a supplement or amendment to the Registration Statement or such prospectus so that, as thereafter delivered to purchasers of the Selling Stockholders' shares of U S WEST Common Stock, such prospectus will not contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances then existing.

                  (vi) U S WEST shall notify Peachtree immediately upon (A) the declaration by the SEC of the effectiveness of the Registration Statement, (B) the issuance or threatened issuance of any stop order or other order preventing or suspending the use of any prospectus relating to the Registration Statement,
(C) any suspension or threatened suspension of the use of any prospectus relating to the Registration Statement in any state, (D) any proceedings commenced or threatened to be commenced by the SEC or any state securities commission which would result in the issuance of such stop order or other order or suspension of use, or (E) any request by the SEC to supplement or amend any prospectus relating to the Registration Statement after the effectiveness of the Registration Statement. Except as otherwise provided in clause (ix) of this
Section 5.02, U S WEST shall use its reasonable best efforts to prevent or promptly remove any stop order or other order preventing or suspending the use of any prospectus relating to the Registration Statement and to comply with any such request by the SEC to amend or supplement such prospectus.

                  (vii) Peachtree hereby agrees that, upon receipt of any notice from U S WEST delivered pursuant to Section 5.03(a)(v) or clauses (B),
(C), (D) or (E) to Section 5.03(a)(vi), Peachtree shall, and shall cause each Selling Stockholder to, forthwith discontinue disposition of the shares of U S WEST Common Stock covered by the Registration Statement until the Selling Stockholders receive copies of the applicable supplement or amendment to the Registration Statement or the failure to exist of the facts prompting the discontinuance of dispositions.

                  (viii) Peachtree shall give U S WEST not less than five (5) Business Days prior written notice (a "Sale Notice") of any Selling Stockholder's intention to sell any shares of U S WEST Common Stock covered by the Registration Statement. At any time after delivery of a Sale Notice and during the related Sale Period (as defined below), Peachtree and U S WEST shall each promptly notify the other if they learn of any event as a result of which the Registration Statement or the prospectus relating thereto, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. If, within 10 days after receipt of a Sale Notice from Peachtree, U S WEST delivers to Peachtree a Deferral Notice (as defined in and in accordance with Section 5.03(a)(ix) below), the Selling Stockholder shall defer such sale, and Peachtree shall cause the Selling Stockholder to defer such sale, in accordance with such Deferral Notice. If U S WEST does not deliver a Deferral Notice within such 10 day period, the Selling Stockholder may, within 30 days (the "Sale Period"), consummate the sale contemplated by the Sale Notice unless, prior to the consummation of such sale, U S WEST has delivered to Peachtree a Deferral Notice.

                  (ix)  U S WEST may (A) defer compliance with
Sections 5.03(a)(iv), 5.03(a)(v) or 5.03(a)(vi) or (B) require that any Selling Stockholder with respect to whom U S WEST has received a Sale

Notice postpone such sale, in each case for such period of time as U S WEST shall deem reasonable, not to exceed 90 consecutive days, if U S WEST, in its good faith judgment, determines that U S WEST is in possession of material information that has not been disclosed to the public and U S WEST reasonably deems it to be advisable not to publicly disclose such information at such time in a supplement or amendment to the Registration Statement or in any document incorporated therein by reference and, in such case, U S WEST shall give Peachtree written notice of such determination (a "Deferral Notice"), which notice shall, if the period of such postponement is less than 90 days, specify the period of the required postponement (such 90 day period or shorter required period being referred to herein as the "Deferral Period"). In the event U S WEST gives Peachtree such a Deferral Notice, Peachtree agrees that it shall not, and shall immediately notify the Selling Stockholders that they have an obligation not to, purchase or sell any U S WEST security during the Deferral Period or use their knowledge of the Deferral Notice in violation of the securities laws during the Deferral Period. U S WEST shall immediately notify Peachtree at such time as the reason for such postponement shall cease to exist (if earlier than the expiration of the Deferral Period) and upon receipt of such notice or the expiration of the Deferral Period, as applicable, and for a period of 30 days thereafter the Selling Stockholder may consummate the sale contemplated by the Sale Notice unless during such period U S WEST shall deliver to Peachtree another Deferral Notice. Notwithstanding anything herein to the contrary, U S WEST shall not be entitled to require postponement of sales for more than an aggregate of 180 days during any 365-day period.

                  (x) U S WEST shall file with the SEC in a timely manner all reports and other documents required of U S WEST under the Securities Act and the Exchange Act.

                  (xi) U S WEST shall be responsible for all expenses incurred by U S WEST in complying with this Section 5.02(b), including without limitation, all United States registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for U S WEST, applicable blue sky fees and expenses, and the expense of any special audits incident to or required by the registration contemplated hereby. The Selling Stockholder shall be responsible for all underwriting discounts and commissions and transfer taxes, if any, relating to the resale by the Selling Stockholders of the U S WEST Common Stock.


                  (xii) Until such time as the Selling Stockholders have sold all of the U S WEST Common Stock covered by the Registration Statement, but in no event later than two years from the Closing, Peachtree shall cause each of the Selling Stockholders to take and U S WEST will take such other actions and enter into such other agreements as may be reasonably necessary or advisable in connection with the resale by the Selling Stockholders of the U S WEST Common Stock covered by the Registration Statement.

                  (xiii) U S WEST shall use its best efforts to qualify the shares of U S WEST Common Stock to be issued and delivered to the Selling Stockholders in the Merger under the securities or "blue-sky" laws of any jurisdiction in which such qualification is required in connection with (A) the distribution of such shares to the Selling Stockholders pursuant to the terms hereof, and (B) any resale by the Selling Stockholders of U S WEST Common Stock during the period U S WEST has agreed hereunder to keep the Registration Statement effective.

            (b) CONFIDENTIALITY. Each party shall, and shall use its reasonable best efforts to cause its Affiliates and its and their respective agents to, keep secret and hold in strictest confidence for a period of two (2) years following the Closing Date any and all information relating to any other party that is proprietary to such other party, other than the following: (i) information that has become generally available to the public other than as a result of a disclosure by such party, its Affiliates or its agents; (ii) information that becomes available to such party or an agent of such party on a nonconfidential basis from a third party having no obligation of confidentiality to a party to this Agreement; (iii) information that is required to be disclosed by applicable law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such affiliate are listed or traded (including information that is required to be disclosed in connection with filing the Registration Statement with the SEC); and (iv) disclosures made by any party as shall be reasonably necessary in connection with obtaining the Required Consents or disclosures made to lenders or direct or indirect shareholders or partners of the Wometco Group; provided, however, in connection with disclosure of confidential information under (iii) and (iv) hereof, the disclosing party shall give the other party hereto timely prior notice of the anticipated disclosure and the parties shall cooperate in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the materials' confidentiality.

            (c) PUBLICITY. None of the members of the Wometco Group will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of U S WEST (which consent shall not be unreasonably withheld), except as may be required by Applicable Laws, in which event the Wometco Group party required to make the release or announcement shall, if possible, allow U S WEST reasonable time to comment on such release or announcement in advance of such issuance. Except as required by Applicable Laws or stock exchange regulations, U S WEST will not issue any press releases or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without giving Wometco and Peachtree prior notice and allowing Wometco and Peachtree reasonable time to comment on such release or announcement in advance of issuance. Nothing set forth in the foregoing sentences of this subsection (b) shall prohibit U S WEST or Wometco from meeting with employees of the Wometco Group involved in the operation of the CATV Systems and discussing with and distributing to such employees information regarding this Agreement and the transactions contemplated hereby.

            (d) SATISFACTION OF CONDITIONS; ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, but without modifying Section 5.03(f) each of the parties hereto agrees to use its reasonable best efforts to cause the conditions set forth in Article VI to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate fully with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) the provision of information and making of all necessary filings in connection with, among other things, the HSR Act; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authorities; (iii) the obtaining of all necessary consents, approvals or waivers from third parties, it being agreed by the parties hereto that if a party whose consent is required imposes conditions as a condition to granting its consent, U S WEST and Wometco shall negotiate jointly with such party with respect to such conditions, with such conditions to be acceptable only if consented to by U S WEST, whose consent shall not be unreasonably withheld; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

            (e) HSR ACT FILING. Each of the parties hereto will, within 30 days following the date of execution of this Agreement, file the HSR Report required to be filed by them or by any Person which is part of the same "person" (as defined in the HSR Act and Rules) as any of them, and will file as promptly as practicable after receipt thereof, a response to any further request for information made by the FTC or the Antitrust Division of the DOJ as is reasonably or customarily requested, and will use its reasonable best efforts to promptly as is reasonably practicable comply with any and all other applicable reasonable or customary requirements under the

HSR Act and rules relating to filing and furnishing of information to the FTC and the Antitrust Division of the DOJ, the parties' actions to include, without limitation, (i) taking all other reasonable or customary action required by the HSR Act or Rules; (ii) coordinating the filing of such HSR Reports (and exchanging drafts thereof) so as to present both HSR Reports to the FTC and the DOJ at the same time and to avoid substantial errors or inconsistencies between the two in the description of the transaction; and (iii) using their reasonable best efforts to comply with any additional request for documents or information made by the FTC or the DOJ or by a court and assisting the other parties to so comply as is reasonably or as is customarily requested.

            (f) REQUIRED CONSENTS. Wometco and U S WEST shall each use their respective reasonable best efforts to obtain all Required Consents, including taking the actions specified herein. In order to secure the Governmental Consents from Franchising Authorities Wometco shall proceed immediately in good faith and using its reasonable best efforts, to prepare, file and prosecute each Governmental Consent from a Franchising Authority, with the full right of participation by U S WEST including, without limitation, the right of prior review and approval of correspondence or forms of transfer resolutions, ordinances or agreements to be submitted to Franchising Authorities (which approval shall not be unreasonably withheld or delayed) and to be represented at all meetings or hearings as may be scheduled to consider such submissions.
U S WEST and Wometco shall submit to each Franchising Authority whose consent is required a form of ordinance or resolution, as appropriate, relating to the transfer of the Franchise, which ordinance or resolution shall be in a form reasonably acceptable to U S WEST and Wometco. Wometco shall consult with U S WEST and promptly and regularly notify U S WEST with regard to all material developments of the transfer consent process, and shall give U S WEST reasonable prior notice of all meetings scheduled with the Franchising Authorities. U S WEST shall use its reasonable best efforts to promptly assist Wometco and shall take such prompt and affirmative actions as may reasonably be necessary in obtaining such approvals and shall cooperate with Wometco in the preparation, filing and prosecution of such applications as may reasonably be necessary, including the preparation, filing and prosecution of any joint applications required to be filed with the Franchising Authorities or the FCC, and agrees to use its reasonable best efforts to furnish all information as is reasonably or as is customarily required by the approving entity, and, if requested by Wometco upon reasonable notice, U S WEST shall have the obligation to be represented at such meetings or hearings as may be scheduled to consider such applications.
Any administrative filing fees imposed in connection with obtaining the Governmental Consents shall be borne by Wometco and each of the parties shall bear its own legal fees or other costs of professional advisors incurred in the filing and prosection of such applications. If, in connection with obtaining Governmental Consents from a Franchising Authority, a Franchising Authority imposes conditions as a condition to granting its consent, U S WEST and Wometco shall negotiate jointly with such Franchising Authority with respect to such conditions, with such conditions to be accepted only if consented to by U S WEST and Wometco, which consent shall not be unreasonably withheld. U S WEST and Acquisition Sub agree that prior to the Closing Date, they will not, without the prior written consent of Wometco, seek amendments, modifications or other changes to Franchises or Business Contracts and shall not institute or participate in any discussions with Franchising Authorities without the prior written consent of Wometco and without offering a representative of Wometco an opportunity to participate or observe such discussions.

            (g) CHANGE OF NAME. If by September 30, 1994, Wometco has not obtained the license referred to in Section 5.01(e) above, U S WEST and Wometco shall negotiate in good faith to agree on a new name for the operation of the CATV Business as soon as practicable thereafter.

      5.04  ACCESS TO INFORMATION.

            (a) ACCESS BY U S WEST. Between the date of this Agreement and the Closing, subject to legal and contractual restrictions applicable to the Wometco Group, U S WEST and its counsel, accountants and other representatives shall have access during normal business hours to all of the properties, books, reports and records of the Wometco Group, and Wometco shall furnish U S WEST with all information it may reasonably request relating to the properties, books, reports and records of the Wometco Group. Between the date of this Agreement and the Closing, U S WEST shall have the right to locate employees of U S WEST or Acquisition Sub on the premises of the CATV Business facilities during normal business hours; provided, however, that the presence of such U S WEST employees does not unreasonably interfere with the operation of the CATV Business; provided, however, that U S WEST (and its employees) shall not be entitled to access to any information which is subject to any confidentiality agreement. Between July 15, 1994 and the Closing, U S WEST shall have the right to initiate (in good faith and without unreasonable interference to the operation of the CATV Business) discussions with employees of the Wometco Group concerning employment with the Surviving Corporation upon the consummation of the Merger. After the date of this Agreement, Wometco will cooperate with U S WEST in conducting a physical inventory of the tangible personal property of the Wometco Group.

            (b) ACCESS BY PEACHTREE. For the duration of the indemnity under Sections 5.09 and 7.02, U S WEST shall retain and shall give to Peachtree and its counsel, accountants and other representatives reasonable access during normal business hours to all of the properties, books, reports and records of the Wometco Group, existing at the time of Closing, in respect of any matters arising out of or related to this Agreement that are at issue at the time of a request for such access.


      5.05 INDEBTEDNESS OF WOMETCO. U S WEST shall cooperate with Wometco to obtain any necessary consents from the lenders under that certain Revolving Credit and Term Loan Agreement by and among certain members of the Wometco Group, as Borrowers and The First National Bank of Boston, as Co-Agent, The Toronto-Dominion Bank Trust Company, as Co-Agent, CIBC, Inc., as Co-Agent, NCNB National Bank of North Carolina, as Co-Agent and the Banks named therein, dated as of March 29, 1991, as amended, to consummate the transactions contemplated hereby; provided that if prior to the Effective Time such consents have not been obtained, U S WEST shall cause, immediately after the Closing, all outstanding principal and accrued interest and any related obligations thereunder to be discharged in full.


      5.06  INVESTIGATION WITH RESPECT TO ENVIRONMENTAL MATTERS.  Wometco shall
(i) allow U S WEST and its representatives and agents, including an environmental consultant, after the date of this Agreement, access, during normal business hours, upon reasonable advance notice, to properties of the Wometco Group and (ii) make available to U S WEST, during business hours those employees of the Wometco Group as shall reasonably be available who have been involved in environmental compliance or facilities management, in order to allow U S WEST and such representatives and agents to investigate the condition of the properties, plants and facilities of the Wometco Group. Specifically, U S WEST and other advisers shall have the right to conduct a Phase I environmental audit, and if after conducting such audit U S WEST reasonably determines that there could be any contamination which could have a Material Adverse Effect or constitute a breach of the representations and warranties set forth in Section 3.15, U S WEST may take soil samples or other measures for the purpose of verifying such contamination. "Phase I environmental audits" shall be understood to consist of walk-throughs of any of the facilities, review of documents relating to environmental issues, interviews of personnel with knowledge relating to environmental issues, and review of public records.

      5.07 SUBSCRIBER RATES. (a) Benchmark II Basic Rates: In accordance with the rate schedules made available to U S WEST ("Benchmark II Basic Cable Service Rates"), Wometco shall begin charging rates for Basic Cable Service in all Franchises effective July 14, 1994, subject to subsections (b) and (c) below.

            (b) SUBSCRIBER NOTIFICATION OF BENCHMARK II RATES: In connection with subsection (a) above, Wometco has begun notifying subscribers of changes in Basic Cable Service rates through bill inserts, cablecast announcements on the CATV Systems and, at the first possible opportunity, shall include notification through a message in the bill itself ("Benchmark II Subscriber Notifications"). Wometco has disclosed examples of its previous Benchmark II Subscriber Notifications to U S WEST. From the date hereof, Benchmark II Subscriber Notifications shall be subject to prior approval of U S WEST, which approval shall not be unreasonably withheld.

            (c) SUBSCRIBER BILLING OF BENCHMARK II RATES: In any case where it is not possible to bill subscribers in accordance with Benchmark II Basic Cable Service rates as contemplated in subsection (a) above on or prior to July 14, 1994 as a result of the timing of the CATV Systems' normal billing cycle, Wometco shall begin billing subscribers for such rates in the first possible billing cycle, accompanied by a credit to appropriate Subscribers of any amount collected above the Benchmark II rates for Basic Cable Service retroactive to July 14, 1994.

            (d)  MOTIONS TO DISMISS CABLE PROGRAMMING SERVICE RATE COMPLAINTS:
For any Franchise with respect to which as of the date hereof there are Cable Programming Service complaints pending (as shown on the records of the FCC), that the complainant has not voluntarily withdrawn, then, to the extent that grounds exist for filing a petition to dismiss with respect to such complaint and such a petition has not previously been filed, Wometco shall, within a reasonable period of time after the date hereof, file a petition to dismiss such complaint with the FCC, which petition shall be subject to the prior approval of U S WEST, whose approval shall not be unreasonably withheld.

            (e) BENCHMARK II CABLE PROGRAMMING SERVICE RATES FOR HEADENDS WITH FRANCHISES WITH PENDING COMPLAINTS: For any Franchise served by a headend where a Cable Programming Service complaint filed by February 28, 1994 remains pending for one or more Franchises (as shown on the records of the FCC) because the FCC does not want Wometco's motion to dismiss or complainant's request to withdraw, Wometco shall, at its option:

            (i) timely file and prosecute one or more petitions for reconsideration, applications for review, motions or request for stay, and appeals or petitions for review seeking to overturn, stay or set aside the FCC's action affecting the motion or request; and/or

            (ii) notify subscribers and appropriate Governmental Authorities of Benchmark II Cable Programming Service Rates as soon as possible after the FCC action affecting the motion or request is announced or has become a final order no longer subject to reconsideration or review; and begin charging Benchmark II Cable Programming Service rates and reflect such rates in the first possible billing cycle 30 days following notification; provided, however, that if Wometco selects this option (e) (ii), Wometco must obtain U S WEST's consent prior to charging Benchmark II Cable Programming Service Rates in any Franchise that does not have a complaint pending.

In either or both events, Wometco shall comply with any FCC order requiring a change in, or the issuance of refunds regarding, any of Wometco's cable programming service rates, provided such order is in full force and effect and has not been reversed, vacated, stayed or set aside by the FCC or any court of competent jurisdiction.

            (f) BASIC SERVICE RATE INFLATION INCREASES: With respect to inflation increases for Basic Cable Service rates for all Subscribers, to the extent permitted by law Wometco shall:

            (i) notify Governmental Authorities that have asserted jurisdiction of such increases by the later of September 1, 1994 or three (3) days following release of GNPPI figures for the second quarter of 1994;

            (ii) notify subscribers of such increase by separate mailing by the later of September 1, 1994 or seven (7) days following notification of Governmental Authorities or include such notices in the next possible billing cycle commencing after notification of Governmental Authorities pursuant to subsection (i) (i) above and complete notification of all subscribers within thirty (30) days after such notification commences;

            (iii) pursue any necessary approval of Governmental Authorities in connection with such increases; and

            (iv) make such increases in accordance with schedules provided to U S WEST effective 30 days after notification and reflect such increases in the first possible billing cycle.

For any Franchise where it is not legally permitted to put such inflation increases into effect within 30 days after notification, Wometco shall put such increases into effect as soon as legally permitted and reflect such increases in the first possible billing cycle thereafter. To the extent that compliance with any other phase of the timetable in this subsection (f) is not permitted by law, the parties shall cooperate in good faith to establish a revised timetable, with Sellers using their best efforts to implement inflation increases at the earliest opportunity permitted by law.

            (g) ADJUSTMENTS IN EQUIPMENT CHARGES: With respect to adjustments for charges for regulated equipment for all Subscribers, Wometco shall:

            (i) notify Subscribers and Governmental Authorities that have asserted jurisdiction over Basic Cable Service rates of such adjustments concurrently with the notification required by subsection (f) above;

            (ii) pursue any necessary approvals of Governmental Authorities in connection with such adjustments; and

            (iii) where legally permitted, make such adjustments effective in accordance with schedules provided to U S WEST and reflect such adjustments in the first possible billing cycle 30 days after notification.

To the extent possible, adjustments pursuant to this subsection (g) for any Franchise shall be made concurrently with the inflation adjustment in subsection
(f) above; provided, however, that for any adjustment made after October 1, 1994, appropriate Subscribers shall receive a credit of any amount collected above the permitted equipment charges retroactive to October 1, 1994; and provided further that all equipment charge adjustments pursuant to this subsection (g) shall be made by no later than November 15, 1994.

            (h) CABLE PROGRAMMING SERVICE RATES INFLATION INCREASES: With respect to inflation increases for Cable Programming Service rates for any Franchise served by a headend where a Cable Programming Service complaint filed by February 28, 1994 remains pending for one or more Franchises (as shown on the records of the

FCC) because the FCC does not grant Wometco's motion to dismiss or complainant's request to withdraw, Wometco shall, at its option:

            (i) timely file and prosecute one or more petitions for reconsideration, applications for review, motions or requests for stay, and appeals or petitions for review seeking to overturn, stay or set aside the FCC's action affecting the motion or request; and/or

            (ii) notify Governmental Authorities and Subscribers in any such Franchise of inflation increases as soon as possible and make such increases in accordance with schedules provided to U S WEST effective 30 days after notification and reflect such increases in the first possible billing cycle; provided, however, that if Wometco selects this option (h)
      (ii), Wometco must obtain U S WEST's consent prior to making such increases in any Franchise that does not have a complaint pending.

In either or both events, Wometco shall comply with any FCC order requiring a change in, or the issuance of refunds regarding, any of Wometco's cable programming service rates, provided such order is in full force and effect and has not been reversed, vacated, stayed or set aside by the FCC or any court of competent jurisdiction.

            (i) BULK RATES: No member of the Wometco Group shall enter into or renew any Bulk Service Agreement without the prior approval of U S WEST, whose approval shall not be unreasonably withheld. Sellers and U S WEST shall cooperate in the development of a plan to establish and implement bulk service rates consistent with FCC rules and policies where necessary or appropriate.

            (j) NOTIFICATION OF PROCEEDINGS, ETC.: Wometco shall notify U S WEST promptly if any member of the Wometco Group receives or otherwise becomes aware of any inquiry or of any written certification, challenge, complaint, order or determination of or before the FCC or any Franchising Authority affecting or concerning the rates or marketing practices of Wometco or any CATV System and shall consult with U S WEST prior to taking any course of action or making any filing in respect thereto.


      5.08 EFFECT OF CABLE ACT. U S WEST and Acquisition Sub hereby acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, including without limitation, Section 3.22 and Articles VI or VII, any matters relating to or arising from, or any actions taken prior to the date hereof or to be taken after the date hereof by the Wometco Group to comply with or in an attempt to comply with: (i) the rate regulation provisions of the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"), and any FCC Rules and Regulations or state or local rules or regulations promulgated thereunder or in connection therewith (whether promulgated prior to the date hereof or promulgated hereafter); or (ii) any investigation, certification, proceeding, inquiry or the like by or before the FCC, any Franchising Authority, other court or Governmental Authority or agency or other Persons arising from, relating to or in connection with such Laws, rules or regulations described in the preceding clause, including, without limitation,
(1) any rate reductions, refunds, penalties or the like (or investigations, certifications, proceeding or inquiries relating thereto) instituted or imposed by the Wometco Group, the FCC, any Franchising Authority, other Governmental Authority or agency or other Persons or (2) changes to programming, billing or marketing practices instituted or implemented by the Wometco Group shall not (a) cause or constitute, directly or indirectly, a breach by Wometco or any member of the Wometco Group of any of its representations, warranties, covenants or agreements set forth in this Agreement (and such representations, warranties, covenants and agreements shall hereby be deemed to be modified appropriately to reflect and permit the impact and existence of such laws, rules or regulations and investigations, certifications, proceedings, inquiries or the like arising therefrom, relating thereto or in connection therewith and to permit any actions by the Wometco Group, to comply with or attempt to comply with such Laws, rules or regulations or such investigations, certifications, proceedings, inquiries or the like), (b) otherwise cause or constitute a default or breach by Wometco or any member of the Wometco Group under this Agreement, (c) result in the failure of any condition precedent to the obligations of U S WEST and Acquisition Sub under the Agreement to be satisfied (and each of U S WEST and Acquisition Sub hereby irrevocably waives any failure of a condition precedent to be satisfied as a result of such matters or circumstances), (d) otherwise excuse U S WEST's or Acquisition Sub's performance of its obligations under this Agreement or (e) give rise to any claim for indemnification by U S WEST or any U S WEST Indemnitee against the Wometco Indemnitor or any adjustment to Value Payable At Closing under any of the provisions of this Agreement. Nothing herein shall be deemed to deprive U S WEST of any rights it may have hereunder, including for indemnification in accordance with and subject to the limitations of Article VII hereof: (i) in the event of a breach by Wometco of the provisions of Section
5.07 hereof; or (ii) with respect to any Lawsuits covered by Section 7.02(b)(iv)(3) hereof.


      5.09  TAX MATTERS.

            (a) TAX INDEMNIFICATION. To the extent set forth in this Section 5.09, the Wometco Indemnitor shall indemnify and hold harmless the U S WEST Indemnitees, including from and after the Closing Date, all members of the Wometco Group (collectively, the "U S WEST Group") from and against all claims, losses, damages, liabilities and out-of-pocket expenses including, without limitation, reasonable attorney fees, resulting from a breach of the representations contained in Section 3.13 hereof and against any and all tax liability of the Wometco Group or any member thereof, including, without limitation any and all Taxes resulting from any member of the Wometco Group having been included in any affiliated, consolidated, combined or unitary Tax Return pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law for any taxable period ending on or prior to the Closing Date (or treated as ending on the Closing Date as provided in Section 5.09(d) below) in excess of any amount of Taxes that is included as a Working Capital Liability on the Closing Date and is part of the Working Capital Deficit calculations used to determine the Value Payable At Closing. In calculating the tax liability under this Section 5.09 any net operating loss, credit, or other carryforwards available to the Wometco Group shall be utilized, and any such tax liability shall be net of the amount of any tax benefits (e.g., tax savings from increased basis, depreciation, deductions, etc.) of the U S WEST Group that arise from any adjustment to any Wometco Group Tax Return for any tax period ending (or treated as ending) on or prior to the Closing Date.
If the amount of any such benefit to the U S WEST Group is not otherwise readily determinable (e.g., through an actual refund claim or a reduction in the current tax liability of U S WEST Group), then such amount shall be the present value of such net tax benefit as reasonably determined by U S WEST Group and the Wometco Indemnitor. The tax liability under this Section 5.09 shall be the net amount finally due and owing (net of the tax benefit described above) on the applicable Wometco Group Tax Returns or as a result of the settlement, agreement, or determination of the Tax Claims (as defined below) relating to the applicable Wometco Group Tax Returns. The liability of the Wometco Indemnitor to U S WEST Group under this Section 5.09 shall not exceed the sum of $15,000,000 in the aggregate ("Section 5.09 Maximum Amount"). Any amount payable as a result of any indemnity given under this Section 5.09 shall be without recourse to any direct or indirect partner of the Wometco Indemnitor or any entity in which the Wometco Indemnitor is a direct or indirect partner. Payment of the indemnification obligations hereunder shall be made in accordance with Sections 5.09(b) and (c) below. The indemnity under this Section 5.09(a) shall be the sole indemnity available to U S WEST Group under this Agreement with respect to any tax liability. The indemnity under this Section 5.09 shall not apply to any tax liability relating to any action taken by the Wometco Group pursuant to
Section 5.11 hereof and the Wometco Indemnitor shall have no obligations hereunder with respect to the related tax liability, and any tax liability related thereto shall be paid by the U S WEST Group.

            (b) OTHER COSTS. As used in this Section 5.09, the term "tax liability" shall include any and all Taxes, and all costs and expenses, including, without limitation, reasonable attorneys' fees incurred in connection with the applicable Tax Claim (as hereinafter defined).

            (c) PAYMENT OF INDEMNIFICATION. All payments for any indemnification under this Section 5.09 shall be required when the associated payment of the tax liability is finally due and payable to the appropriate Governmental Authority after all reasonable action jointly deemed appropriate by the Wometco Indemnitor and U S WEST Group has been taken under this Agreement; provided, however, that the Wometco Indemnitor shall have no obligation to make payments to U S WEST Group pursuant to this Section 5.09 until aggregate payments required hereunder exceed $100,000, and at such time the full amount of such payments (including the prior amounts) shall be paid by the Wometco Indemnitor to U S WEST Group, it being agreed by the parties hereto that the provisions of this Section 5.09(c) shall not apply to any payments required to be made under Section 5.09(f)(10).

            (d) FILING OF TAX RETURNS. U S WEST Group shall be obligated to prepare and timely file all Tax Returns of the Wometco Group that are due after the Closing Date for all taxable periods ending on or before or including the Closing Date ("Current Wometco Returns"). The due date of any Current Wometco Return shall include any proper extensions thereof. All items reported in the Current Wometco Returns shall be reported in a manner consistent with the prior practice of the Wometco Group to the extent there is a reasonable basis for such treatment. U S WEST Group and the Wometco Indemnitor shall jointly decide all issues relating to the preparation and filing of the Current Wometco Returns.
U S WEST Group shall deliver a draft copy of any Current Wometco Return to the Wometco Indemnitor for its review at least 15 business days prior to its due date. The Wometco Indemnitor shall have ten (10) business days in which to notify ("Disagreement Notice") the U S WEST Group that the Wometco Indemnitor disagrees with any position taken in the applicable Current Wometco Return. If U S WEST Group and the Wometco Indemnitor are unable to resolve such matters, then the specific items shall be submitted to the Arbitrator. Any such arbitration shall assume that the Wometco Group is a stand alone group of entities unrelated to the U S WEST Group and the Wometco Indemnitor and that any such Tax Return shall be filed in the manner most beneficial to the Wometco Group. The failure of the Wometco Indemnitor to give the Disagreement Notice as provided above shall be deemed acceptance hereunder by the Wometco Indemnitor of all items reported as shown on the applicable proposed Current Wometco Return. Any taxable period that includes but does not begin or end on the Closing Date (a "Straddle Period") shall be treated as ending on the Closing Date, and Taxes (and credits or refunds of such Taxes) attributable to that portion of the Straddle Period ending on the Closing Date shall be determined based on the permanent books and records of Wometco Group maintained for federal income tax purposes. State, local, or other Taxes based on items other than income or sales (and credits or refunds attributable to such taxes) shall be prorated based on the number of days in that portion of the Straddle Period which ends on the Closing Date and the number of days in that portion of the Straddle Period which begins on the day after the Closing Date.

            (e) TAX CLAIMS. All proposed audits, notices, proposed adjustments, assessments, claims, liabilities, or other potential tax proceedings relating to any Tax Returns of the Wometco Group for taxable periods ending on or prior to the Closing Date or for Straddle Periods ("Tax Claims") shall be handled by the U S WEST Group and the Wometco Indemnitor on a joint basis and both parties shall cooperate to the extent necessary in order to resolve any such Tax Claims. All decisions relating to any Tax Claims shall require the approval of both parties. At such time as the Wometco Indemnitor has either paid the Section 5.09 Maximum Amount or has agreed to settle Tax Claims which will require payment of the Section 5.09 Maximum Amount by the Wometco Indemnitor, then the U S WEST Group shall have the sole and exclusive right to handle, dispose of, and/or settle any future Tax Claims related to any Wometco Group Tax Return. So long as the Wometco Indemnitor has not agreed in writing to settle a Tax Claim and a challenge of such Tax Claim can continue (by any available means), the U S WEST Group agrees that none of its members will make any payment of such Tax Claim or consent to the assessment of any deficiency relating to such Tax Claim as long as such forbearance of payment of Tax or consent to assessment is permitted by law. If any dispute arises, other than a dispute over whether or not to settle a Tax Claim, over the handling, strategy or approach (e.g., proper forum) of any matter with respect to a Tax Claim and after reasonable efforts such dispute cannot be resolved on a joint basis by the U S WEST Group and the Wometco Indemnitor, then the matter shall be submitted to the Arbitrator. The decision by the Arbitrator shall be made based upon the assumption that the Wometco Group is a stand-alone group of entities unrelated to the U S WEST Group or the Wometco Indemnitor and in the manner most beneficial to the Wometco Group. All positions taken herein by both the U S WEST Group and the Wometco Indemnitor shall be in good faith and based upon treatment of such item in the best interests of the Wometco Group.

            (f)  GENERAL TERMS RELATING TO TAX INDEMNIFICATION.

                  (1) The U S WEST Group shall cooperate with the Wometco Indemnitor in connection with any Tax Claim. The U S WEST Group shall furnish the Wometco Indemnitor with all information, including, without limitation, any and all documents, that the Wometco Indemnitor may reasonably request in connection with any Tax Claim relating to any Wometco Group Tax Return for taxable periods ending on or prior to the Closing Date or for Straddle Periods, or to otherwise carry out the provisions of this Agreement. The U S WEST Group shall allow the Wometco Indemnitor, or any representative thereof, complete access during normal business hours to any and all records, files, receipts, books, accounts, documents, and other items the Wometco Indemnitor reasonably deems necessary or proper in connection with any Tax Claim, or to otherwise carry out the provisions of this Agreement.

                  (2) The Wometco Indemnitor shall cooperate with the U S WEST Group in filing any Current Wometco Return or in connection with any Tax Claim, the Wometco Indemnitor shall furnish the U S WEST Group with all information, including, without limitation, any and all documents, that the U S WEST Group may reasonably request to enable the U S WEST Group to file any Current Wometco Return, or in connection with a Tax Claim, or to otherwise carry out the provisions of this Agreement. The Wometco Indemnitor shall allow the U S WEST Group, or any representative thereof, complete access during normal business hours to any and all records, files, receipts, books, accounts, documents, and other items the U S WEST Group reasonably deems necessary or property to file properly any Current Wometco Return, or in connection with any Tax Claim, or to otherwise carry out the provisions of this Agreement.

                  (3) Any and all records, documents, returns, extensions, and amendments, including, without limitation, all original documents, relating to any Wometco Group Tax Return and all other items relating thereto shall be transferred to and/or retained by the U S WEST Group, provided, however, to the extent not transferred to the U S WEST Group, the Wometco Indemnitor shall provide the U S WEST Group complete access to such items as provided above. The Wometco Indemnitor shall have the right to review and copy such items at any time during normal business hours, provided that the Wometco Indemnitor pays all reasonable costs relating thereto.

                  (4) For the term of this indemnity, the U S WEST Group shall promptly notify (and such notice may be given telephonically, but any telephonic notice shall be promptly followed by written notice) the Wometco Indemnitor of any written notice that any applicable taxing authority has proposed a review of any Wometco Group Tax Return for taxable periods ending on or prior to the Closing Date or for Straddle Periods, and the U S WEST Group shall promptly send to the Wometco Indemnitor a copy of any written notices or documents received by the U S WEST Group from any taxing authority with respect to a Wometco Group Tax Return.

                  (5) If the U S WEST Group or any member thereof fails to cooperate with or to allow access to records to the Wometco Indemnitor as required hereunder or otherwise breaches any of its obligations hereunder, then any payments required to be made by the Wometco Indemnitor to the U S WEST Group for the applicable Tax Return or Tax Claim shall be reduced, and the rights of the U S WEST Group to indemnification from the Wometco Indemnitor hereunder shall be reduced, by an amount equal to the damages (including costs, expenses, and attorneys' fees) resulting solely from such failure, provided that the Wometco Indemnitor shall retain all rights to participate in the resolution of any such Tax Claims in accordance with this Agreement. Notwithstanding any other provision of this Agreement, if the U S WEST Group settles or approves any Tax Claim with any applicable Governmental Authority without the prior written consent or approval of the Wometco Indemnitor, then the Wometco Indemnitor shall have no liability with respect to such Tax Claim.

                  (6) The Wometco Indemnitor shall notify the U S WEST Group in writing, within thirty days of receipt of notice of any Tax Claim or any proposed adjustment or settlement thereof for any Wometco Group Tax Return if the Wometco Indemnitor wants to settle such Tax Claim as proposed by the applicable Governmental Authority. If the Wometco Indemnitor sends such notice of agreement to a settlement but the U S WEST Group does not want to settle, then with respect to the applicable Tax Claim, the liability of the Wometco Indemnitor shall be limited to the tax liability that would have been incurred had such Tax Claim been settled in the manner and at the time agreed upon by the Wometco Indemnitor.

                  (7) If amounts required to be paid under this Section 5.09 are not paid within ten (10) days of the date required herein, the unpaid balance shall bear interest at the applicable underpayment rate under Section 6621(a)(2) of the Code from the date required herein for payment until the actual date of payment.

                  (8) The U S WEST Group shall cause each member of its group to comply with or perform all of the terms, covenants and provisions of this Section 5.09 to be complied with or performed by each of them hereunder.

                  (9) The U S WEST Group shall not amend any Tax Return of the Wometco Group which could result in a tax liability that is indemnified by the Wometco Indemnitor hereunder without the prior written consent of the Wometco Indemnitor, provided, however, that the U S WEST Group can amend any Wometco Group Tax Return as long as U S WEST Group assumes and agrees to pay any and all tax liabilities arising from such amended Tax Return, including but not limited to any issues raised by the applicable Governmental Authority upon audit of any such amended Tax Return. The preceding sentence shall not apply (i) to the filing of a claim for refund arising from a loss of the Wometco Group for its taxable year ending on the Closing Date as reflected on the applicable Tax Return as originally filed, and (ii) to the filing of an amended return by the U S WEST Group to reflect the carryback of a loss or credit arising in a taxable period beginning on or after the Closing Date, provided that if as a result of such carryback or refund claim, the statute of limitations with respect to such Tax Return is extended by reason of the filing of such amended return, then any Tax Claim with respect to such Tax Return that first arises after the expiration of the statute of limitations without such extension shall be borne solely by the U S WEST Group and the Wometco Indemnitor shall have no liability with respect to such Tax Claim under this Section 5.09.

                  (10) Except as provided in the succeeding sentence, Tax refunds of any kind relating to any taxable period ending (or treated as ending) on or prior to the Closing Date shall inure to the benefit of the Wometco Indemnitor and the U S WEST Group shall pay the full amount of any such refund (including interest thereon), net of any tax liability related to the receipt of such refund, to the Wometco Indemnitor promptly upon receipt of such refund by the U S WEST Group. The U S WEST Group shall be entitled to (i) any Tax refunds resulting from the carryback of any loss or credit arising in a taxable period ending on the Closing Date or beginning on or after the Closing Date and (ii) all Tax refunds to which the Wometco Indemnitor is otherwise entitled in excess of $15,000,000 in the aggregate; provided, however, if any tax refund referred to in (iv) of the definition of Working Capital Assets actually received by the Wometco Group is greater or less than the amount originally determined under such definition, then the U S WEST Group (if such amount is greater) or the Wometco Indemnitor (if such amount is less) as the case may be shall pay such difference to the other party.

                  (11) U S WEST Group and the Wometco Indemnitor shall jointly appoint counsel for any Tax Claim, provided, however, if the parties are unable or unwilling to appoint one counsel to handle such Tax Claim each party shall be able to appoint their own counsel for such Tax Claim and each party shall pay all costs associated with counsel selected by such party.

            (g) EXPIRATION. The indemnity in this Section 5.09 shall expire upon the expiration of the applicable statute of limitations for all Tax Returns of the Wometco Group (or any member thereof) for taxable periods ending on or before or including the Closing Date; provided, however, that the indemnity in this Section 5.09 shall terminate in all events and for all Tax Returns upon payment by the Wometco Indemnitor of the Section 5.09 Maximum Amount. Notwithstanding the foregoing, at any time after three years from the date of filing of the Current Wometco Return for Federal income Taxes, at the request of the Wometco Indemnitor, U S WEST Group and the Wometco Indemnitor shall act in good faith to determine the present value of any tax liability that may be or become due with respect to any Tax Return of the Wometco Group for a taxable period ending on or before or including the Closing Date for which the applicable statute of limitations had not yet expired by mutual agreement or by submitting such determination to the Arbitrator as provided below; provided, however, if the statute of limitations with respect to the Wometco Group Federal income tax return for the taxable period ending on the Closing Date has been extended with the written consent of the Wometco Indemnitor then any such request by the Wometco Indemnitor cannot be made until such statute of limitations, as extended, has expired or all Tax Claims with respect to such Tax Return have been settled or, with respect to the Wometco Indemnitor, have been deemed to have been settled pursuant to the last sentence of Section 5.09(f)(6) herein. In the event of a settlement or deemed settlement of such Tax claims, the present value of the tax liability under this Section 5.09(g) with respect to the federal income Tax Return of the Wometco Group for the taxable period ending on the Closing Date shall be the actual amount of such settlement or deemed settlement to the extent not previously paid by the Wometco Indemnitor. In determining whether the statute of limitations applicable for a particular taxable year has expired for purposes of calculating the present value of any tax liability, each statute of limitations shall be deemed to have expired three years after the date the applicable Tax Return in respect of such year was filed unless (i) such statute was extended by the mutual consent of the U S WEST Group and the Wometco Indemnitor, or (ii) there is a reasonable basis to conclude that a longer statute of limitations is applicable to such Tax Return for such taxable year. The value of any tax liability assigned to any Tax Return with respect to which the applicable statute of limitations has expired or deemed to have expired hereunder shall be zero for purposes of this

Section 5.09(g). If the U S WEST Group and the Wometco Indemnitor are unable to resolve such issue within 90 days, the matter shall be referred to the Arbitrator. Upon the determination of the present value of any such tax liability, the Wometco Indemnitor shall have the right to make the payment of the tax liability as so determined, and upon such payment by the Wometco Indemnitor to the U S WEST Group (or upon such determination if the present value of such tax liability is zero) the indemnity under this Section 5.09 shall terminate in all events and for all Tax Returns.

      5.10 CLOSING WITHOUT ALL CONSENTS. Wometco and U S WEST agree to take such steps and to enter into such agreements, including trust and/or management agreements, as the parties may mutually determine are reasonably appropriate in the event that the transactions contemplated hereunder are consummated without the requisite approval of all Franchising Authorities. Peachtree and Associates agree that in the event the Closing occurs without the requisite approval of all Franchising Authorities, they shall continue to cooperate with Wometco and U S WEST from and after the Closing and use their reasonable best efforts to assist Wometco and U S WEST in securing such requisite approvals.


      5.11 COMPLIANCE WITH MFJ. Each of U S WEST and Wometco shall use their respective reasonable best efforts and shall mutually cooperate in taking such reasonable actions as are necessary to ensure that the transactions contemplated hereby comply with the restrictions of the MFJ. Without limiting the generality of the foregoing, U S WEST, Acquisition Sub and Wometco agree as follows:

            (a) U S WEST and/or Acquisition Sub, as appropriate, shall, as soon as practicable after the date hereof, apply for an appropriate waiver under the MFJ to permit the indirect ownership by U S WEST and Acquisition Sub of the earth station licenses and related assets held by the Wometco Group; provided that if on the date notice of Closing hereunder is given pursuant to Section
2.03 hereof, such waiver has not been obtained, U S WEST shall designate a Person to whom the appropriate members of the Wometco Group shall assign such earth station licenses and related assets and Wometco shall cause such assignment to be made on or prior to the Closing Date. U S WEST and Wometco shall cooperate in giving appropriate notice to the FCC of such assignment. U S WEST shall have no claim hereunder, including any adjustments to Value Payable At Closing, against Wometco or the Wometco Indemnitee arising out of or relating to such assignment.

            (b) U S WEST and/or Acquisition Sub, as appropriate, as soon as practicable after the date hereof, may at its or their option apply for an appropriate waiver under the MFJ to permit the indirect ownership by U S WEST and Acquisition Sub of the SportSouth Interest held by Wometco. In addition, the parties will negotiate in good faith to take appropriate actions in respect of the SportSouth Interest, including the following:

                  (i) if requested by U S WEST, Wometco shall undertake prior to the Closing to obtain from all appropriate parties a waiver of any restrictions imposed upon Wometco pursuant to the documents relating to SportSouth Network, Ltd., respecting a transfer of the SportSouth Interest including, without limitation, any right of first refusal to allow an assignment, effective as of the Closing, of the SportSouth Interest to such Person(s) as U S WEST shall direct and an assignment by such Person(s) to Wometco of the SportSouth Interest following receipt of a waiver under the MFJ;

                  (ii) if requested by U S WEST, Wometco shall undertake prior to Closing (subject to compliance with any restrictions imposed upon it pursuant to the documents relating to SportSouth, Ltd., respecting a transfer of the SportSouth Interest including, without limitation, any right of first refusal to the extent not waived), to assign, effective as of the Closing, the SportSouth Interest to such Person(s) as U S WEST shall direct;

                  (iii) if immediately prior to the Closing, U S WEST and/or Acquisition Sub has not obtained the appropriate waiver under the MFJ, and the SportSouth Interest has not been sold or assigned by Wometco or is not to be sold or assigned at Closing, Wometco shall disclaim any interest in the SportSouth interest and shall quitclaim such SportSouth Interest back to SportSouth, Ltd;

                  (iv) if the waiver referred to in paragraph (i) above is not obtained and if U S WEST elects to cause Wometco to sell or assign the SportSouth Interest to a third party, such third party shall provide a bona fide offer to Wometco for the SportSouth Interest based upon a mutually agreed value for the SportSouth Interest and Wometco shall be permitted to sell its SportSouth Interest to the other partners of SportSouth, Ltd. pursuant to the provisions of the right of first refusal set forth in the SportSouth, Ltd. partnership agreement;

                  (v) notwithstanding anything in this Agreement to the contrary, U S WEST shall have no claim against Wometco or the Wometco Indemnitor arising out of any sale or assignment of the SportSouth Interest made in compliance with the provisions of this
            Section 5.11(b);

                  (vi) in the event of the initiation of the buy-sell procedure pursuant to Section 6.3 of the SportSouth partnership agreement, U S WEST and Wometco shall consult in good faith on the appropriate steps to be taken by Wometco under such circumstance and, if the parties conclude that Wometco should not purchase the interests of other partners in connection with such provision, Wometco shall be permitted to sell its SportSouth Interest in accordance therewith; and

                  (vii) U S WEST acknowledges the provisions relating to "change of control" in the SportSouth documents and agrees that it shall have no claim, including any adjustments to Value Payable At Closing, against Wometco or the Wometco Indemnitor arising out of or in connection therewith.

            (c) From the date hereof until the Closing, the Wometco Group shall be permitted to continue the maintenance and repair, consistent with its past practices (not beyond original manufacturer's specifications), of converters used by the Wometco Group or designated for use in the operation of the CATV Business, but shall not engage in the enhancement beyond original manufacturer's specifications of converters.


      5.12 WOMETCO INDEMNITOR. (a) Prior to Closing, Associates may propose to U S WEST a Person or Persons to be substituted for it, or added in addition to it, as the Wometco Indemnitor hereunder. Approval of such substitution or addition shall be in the sole discretion of U S WEST and shall be subject to execution of such documents by such Person or Persons as U S WEST may reasonably request.

            (b) If Associates is the Wometco Indemnitor, it agrees that it shall maintain collateral, in the form of cash or cash equivalents, including a letter of credit in form and substance reasonably acceptable to U S WEST from a financial institution having at least $500,000,000 in capital (or marketable securities or other collateral as approved by U S WEST in its sole discretion) as follows:

                  (i)  in respect of indemnification obligations under Section
            7.02 hereof, for a period of one year after the Closing Date, collateral in the form of cash, cash-equivalents or letters of credit having a value of at least $20,000,000 and, in the case of collateral consisting of marketable securities or other collateral having a value agreed upon with U S WEST (which value shall be reduced from time to time by any payments under Section 7.02 hereof); provided that if on the date one year after the Closing Date valid claims for indemnification are pending, Associates shall maintain collateral in an amount (but not exceeding the amount specified in the first clause of this Section 5.12(b)(i)) equalling the amount of such pending claims until such claims are resolved; and

                  (ii)  in respect of indemnification obligations under Section
            5.09 hereof, for a period until the expiration of the indemnity provided for in Section 5.09, collateral in the case of cash, cash equivalents or letters of credit having a value of at least $15,000,000 and, in the case of collateral consisting of marketable securities or other collateral having a value agreed upon with U S WEST (which value shall be reduced from time to time by any payments under Section 5.09 hereof).

      If Associates is the Wometco Indemnitor, Associates shall at Closing grant to U S WEST a security interest in the collateral described above pursuant to such documentation as U S WEST may reasonably request.


      5.13 PREPARATION OF RESTATED MARCH 31 WORKING CAPITAL STATEMENT. (a) Within thirty (30) days of the date hereof, Wometco shall prepare and deliver to U S WEST the Restated March 31 Working Capital Statement, which shall reflect Wometco's proposed adjustments with respect to any component of the original working capital statement (the "Adjustable Items") attached hereto as Exhibit
5.13 (the "Original Working Capital Statement") other than reserves or other similar discretionary items, which shall not be subject to such adjustment. Wometco shall assist U S WEST and U S WEST's independent auditors in their review of the Restated March 31 Working Capital Statement and the Original Working Capital Statement and in connection therewith shall provide U S WEST and U S WEST's independent auditors access at reasonable times to the personnel, properties, assets, books and records of CATV Systems, including all documents and work papers relating to the March 31 Balance Sheet, the Original Working Capital Statement and the Adjustable Items. U S WEST and U S WEST's independent auditors will be provided with reasonable access to the working papers of Wometco's independent auditors relating to the March 31 Balance Sheet and with reasonable access to U S WEST's independent auditors.

            (b) The Restated March 31 Working Capital Statement shall become final and binding upon the parties at the close of business on the thirtieth day following receipt thereof by U S WEST unless U S WEST shall give written notice of its disagreement with any of the Adjustable Items on the Original Working Capital Statement (whether or not adjusted by Wometco) and the Restated March 31 Working Capital Statement. Any such notice shall specify in reasonable detail the nature of any disagreement so asserted, accompanied by a calculation by U S WEST of its proposed modifications to the Adjustable Items. Both Wometco and U S WEST may propose additional modifications to any Adjustable Item at any time prior to the submission of any disputes with respect to such adjustments to an Arbitrator in accordance with clause (c) below.

            (c) Following the delivery of the notice described in Section 5.13(b), U S WEST and Wometco shall seek in good faith to resolve such disagreement. If no such resolution shall have been achieved by U S WEST and Wometco after fifteen (15) days, the parties shall submit to an Arbitrator (selected in the same manner set forth in Section 2.4(a)(iv)) for review and resolution of any and all matters which remain in dispute. Wometco shall submit to the Arbitrator the Restated March 31 Working Capital Statement and U S WEST shall submit its proposed modifications to the Adjustable Items. The Arbitrator shall, within 20 days of submission thereto, determine the amount of all adjustments to the Restated March 31 Working Capital Statement which are in dispute, and shall notify U S WEST and Wometco of such determination in writing. The fees and expenses of the Arbitrator shall be borne equally by U S WEST and Wometco.


                                  ARTICLE VI

                             CONDITIONS PRECEDENT


      6.01 CONDITIONS TO THE OBLIGATIONS OF U S WEST, ACQUISITION SUB AND WOMETCO TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or before the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law:

            (a) BLUE SKY LAWS. U S WEST shall have received all state securities or "blue-sky" permits and other authorizations necessary to issue the shares of U S WEST Common Stock comprising the Merger Consideration and to consummate the Merger.

            (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

            (c) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (d) RECEIPT OF REQUIRED CONSENTS. All Required Consents (other than consents relating to Franchises) have been obtained. The aggregate number of Subscribers covered by (i) Franchises as to which consents for the consummation of the Merger have been obtained in accordance with the terms of
Section 5.03(f) and (ii) Franchises that do not require such consent, shall equal at least ninety percent (90%) of the total number of Subscribers as of June 30, 1994 based on Wometco's month-end billing report as of such date. The aggregate number of Franchises as to which consents for the consummation of the Merger have been obtained in accordance with the terms of Section 5.03(f) and Franchises that do not require such consent, shall equal at least eighty percent (80%) of the Franchises as of the date hereof.

            (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

            (f) NYSE LISTING. The shares of U S WEST Common Stock comprising the Merger Consideration issuable to the holders of Wometco Stock pursuant to this Agreement shall have been authorized for listing on the NYSE, subject only to official notice of issuance.


      6.02 CONDITIONS TO THE OBLIGATIONS OF U S WEST AND ACQUISITION SUB. The obligations of U S WEST and Acquisition Sub to effect the Merger shall be subject to satisfaction, at or before the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by U S WEST and Acquisition Sub, to the extent permitted by law:

            (a) ACCURACY OF REPRESENTATIONS. The representations and warranties of Wometco, Peachtree and the Wometco Indemnitor set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except (i) as a result of actions taken by any Person permitted by the terms of this Agreement; or (ii) insofar as any such representation or warranty relates to or is stated as of a specified earlier date, in which case such representation and warranty shall have been true and correct as of such date. U S WEST and Acquisition Sub shall have received a certificate dated as of the Closing Date, signed by an officer of Wometco certifying to the fulfillment of this condition.

            (b) PERFORMANCE OF AGREEMENTS. Wometco shall in all material respects have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by Wometco at or prior to the Closing Date. U S WEST and Acquisition Sub shall have received a certificate dated as of the Closing Date, signed by an officer of Wometco certifying to the fulfillment of this condition.

            (c) OPINIONS OF COUNSEL. U S WEST and Acquisition Sub shall have received the opinions of counsel to Wometco to be negotiated promptly after the date hereof and in form and substance reasonably satisfactory to U S WEST dated the Closing Date.

            (d) CLOSINGS UNDER ATLANTA CABLE AGREEMENT. A closing shall occur simultaneously with the Closing hereunder under that certain Asset Purchase Agreement of even date herewith among Georgia Cable Partners, Atlanta Cable Partners, L.P., U S WEST and U S WEST Multimedia Communications, Inc. (the "Atlanta Cable Agreement").

            (e) MFJ COMPLIANCE. On the Closing Date, the transactions contemplated hereby and by the Atlanta Cable Agreement shall comply with the restrictions of the MFJ.

            (f) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, (i) except for matters relating to or affecting the cable television industry generally (including without limitation legislative, regulatory or litigation matters) and matters relating to or arising from local or national economic conditions (including financial and capital markets), there shall have been no Material Adverse Effect; and (ii) no proceeding of the type set forth in Section 7.02(b)(iv)(3) shall have been instituted or threatened by any Governmental Authority that may reasonably be expected to have a Material Adverse Effect.

            (g) LOCAL INTERCONNECT AND CAMA. Documents reasonably satisfactory to U S WEST shall have been delivered such that, as of the Closing Date, (i) any partnership interests in Local Interconnect, L.P. held by persons other than Wometco, Atlanta Cable Partners, L.P. or Georgia Cable Partners shall have been conveyed to either Wometco and/or Georgia Cable Partners and (ii) any partnership interests in CAMA held by persons other than Wometco shall have been conveyed to Wometco or a Wometco Subsidiary.

            (h) RELEASES UNDER EQUITY APPRECIATION RIGHTS PLANS. Wometco shall have received releases, in form and substance reasonably satisfactory to U S WEST, from participants under the Equity Appreciation Rights Plans entitled to receive, in the aggregate, at least 90 percent of the dollar amount of such payments.


      6.03 CONDITIONS TO THE OBLIGATIONS OF WOMETCO AND PEACHTREE. The obligations of Wometco and Peachtree to effect the Merger shall be subject to the satisfaction, at or before the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by Wometco and Peachtree to the extent permitted by law:

            (a) ACCURACY OF REPRESENTATIONS. The representations and warranties of U S WEST and Acquisition Sub, respectively, set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except (i) a result of actions taken by any Person permitted by the terms of this Agreement; or (ii) insofar as any such representation or warranty relates to or is stated as of a specified earlier date in which event such representation and warranty shall have been true and correct as of such date. Wometco shall have received a certificate dated as of the Closing Date, signed by an officer of U S WEST and Acquisition Sub, respectively, certifying to the fulfillment of this condition.

            (b) PERFORMANCE OF AGREEMENTS. U S WEST and Acquisition Sub, respectively, shall in all material respects have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by U S WEST and Acquisition Sub, respectively, at or prior to the Closing Date. Wometco shall have received a certificate dated as of the Closing Date, signed by an officer of U S WEST and Acquisition Sub, respectively, certifying to the fulfillment of this condition.

            (c) OPINIONS OF COUNSEL. Wometco and Peachtree shall have received the opinions of counsel to U S WEST and Acquisition Sub to be negotiated promptly after the date hereof and in form and substance reasonably satisfactory to Wometco and Peachtree, dated the Closing Date.

            (d) CLOSINGS UNDER ATLANTA CABLE AGREEMENT. A closing shall occur simultaneously with the Closing hereunder, under the Atlanta Cable Agreement.


                                  ARTICLE VII

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION


      7.01 SURVIVAL. The respective representations, warranties, covenants and agreements of Wometco, Peachtree, the Wometco Indemnitor, U S WEST and Acquisition Sub contained herein or in documents or instruments delivered pursuant hereto shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Except where a longer period of survival or right to indemnity is otherwise provided for in this Agreement, each and every such representation, warranty, covenant or agreement contained herein or in any document or instrument delivered pursuant hereto shall survive the Closing for a period of one year after the Closing Date, but all claims made by virtue of such representations, warranties, covenants or agreements shall be made under and subject to the limitations set forth in this Article VII; provided that to the extent a claim for indemnification is presented within the time periods specified in this Agreement, the obligation to provide for indemnification shall survive until resolution of such claim. Notwithstanding the foregoing or anything to the contrary contained herein, including Section
7.02 below, any claim made in respect of a breach of the representations as to Taxes or otherwise relating to Taxes shall be governed solely by the provisions of Section 5.09 hereof.


      7.02 U S WEST RIGHT TO INDEMNIFICATION. (a) Subject to the limitations, conditions and provisions set forth in this Agreement, from and after Closing, the Wometco Indemnitor shall indemnify and hold harmless U S WEST and its officers, directors, shareholders, employees, agents or Affiliates (such Persons and U S WEST, individually, a "U S WEST Indemnitee" and collectively, the "U S WEST Indemnitees") from and against all demands, claims, actions, losses, damages, liabilities and out-of-pocket costs and expenses, including, without limitation, reasonable attorney's fees, incurred by the U S WEST Indemnitees based upon or arising from (i) a breach of any covenant, agreement, representation or warranty of Wometco, Peachtree or the Wometco Indemnitor contained in this Agreement or in any other document or instrument delivered pursuant hereto, (ii) a Lawsuit (as defined in Section 7.02(b)(iv)(3) below) of the type described in Section 7.02(b)(iv)(3) below or (iii) claims by, through or under Persons from whom a release of the type described in Section 6.02(h) was not delivered to U S WEST alleging a violation by any member of the Wometco Group of any obligation under an Equity Appreciation Rights Plan (collectively, "U S WEST Damages"). For purposes of determining the right of a U S WEST Indemnitee hereunder with respect to any representation and warranty in Article III that is qualified by reference to Material Adverse Effect, the U S WEST Indemnitees shall be entitled to indemnification hereunder if, without giving effect to the Material Adverse Effect qualification in such representation and warranty, such representation and warranty has been breached.

            (b) The right of the U S WEST Indemnitees to indemnity for U S WEST Damages shall be subject to all of the following limitations:

                  (i) Any claims for U S WEST Damages relating to a breach of the representation set forth in Section 3.13 or otherwise with respect to Taxes shall be governed exclusively by the provisions of Section 5.09 hereof.

                  (ii) No indemnification shall be required to be made under this Section 7.02 (other than in respect of indemnity under Section 7.02(a)(iii) above, as to which this limitation shall not apply) until the aggregate amount of U S WEST Damages (together with claims hereunder and under Sections 8.2(a) and 8.3(a) of the Atlanta Cable Agreement) exceeds $2,000,000 (the "Basket"), provided that once such amount is exceeded the U S WEST Indemnitees shall be entitled to the full amount of the U S WEST Damages, without regard to the amount of the Basket, subject to Section 7.02(b)(iv).

                  (iii) U S WEST Indemnitees shall be entitled to indemnity only for those U S WEST Damages as to which U S WEST has given the Wometco Indemnitor written notice thereof within one year after the Closing Date except for U S WEST Damages arising under Section 7.02(a)(iii) above, which shall survive for the duration of the applicable statute of limitations. Any written notice delivered by U S WEST to the Wometco Indemnitor pursuant to this subparagraph (iii) shall set forth with specificity the basis of the claim for U S WEST Damages and a reasonable estimate of the amount thereof.

                  (iv) The following provisions shall apply to claims for U S WEST Damages:

                  (1) In no event shall the right of the U S WEST Indemnitees to indemnity for U S WEST Damages pursuant to this Section 7.02 exceed the amounts specified in this Section 7.02(b)(iv);

                  (2)  The U S WEST Indemnitees' right to indemnity under this
            Section 7.02 and under Sections 8.2 or 8.3 of the Atlanta Cable Agreement shall in no event exceed $15,000,000 in the aggregate, except for U S WEST Damages arising under Section 7.02(a)(iii) above which shall not be subject to any limitations contained in this
            Section 7.02(b)(iv), and except as specified in Section 7.02(b)(iv)(3) below. Without limiting the generality of the foregoing, the U S WEST Indemnitees understand and agree that to the extent any payment for indemnity is made under Sections 8.2 or 8.3 of the Atlanta Cable Agreement, the amount available for indemnity hereunder shall be reduced by a corresponding amount;

                  (3) To the extent any lawsuits or administrative proceedings (collectively "Lawsuits") are properly filed or commenced under applicable Georgia law within one year of the Closing Date alleging a violation of Georgia law arising from the offering prior to the date hereof by the Wometco Group of certain of its CATV services on an "a la carte" basis, the U S WEST Indemnitees shall also have a right to indemnity in respect of such lawsuits, but such right to indemnity with respect to such lawsuits and any Lawsuits brought with respect to the Sellers under the Atlanta Cable Agreement relating to the same subject matter shall in no event exceed $5,000,000 in the aggregate for all such Lawsuits (plus any amounts available under Section 7.02(b)(iv)(2) which have not previously been claimed or paid); provided that any payment for indemnity pursuant to this Section 7.02(b)(iv)(3) shall be deducted first from the $5,000,0000 amount referred to in this Section 7.02(b)(iv)(3) and only after such amount has been reduced to $0 shall payments be made pursuant to Section 7.02(b)(iv)(2); and provided further that nothing herein shall entitle or be construed to entitle any U S WEST Indemnitee to indemnity for any claims made under or arising from the provisions of the Cable Act or any FCC Rules and Regulations or state or local rules promulgated thereunder or in connection therewith.

                  (v) Notwithstanding anything to the contrary contained herein, no U S WEST Indemnitee shall have any claim for indemnification or otherwise against the Wometco Indemnitor or any Stockholder, nor any of their Affiliates or any direct or indirect partner, shareholder, director, officer, employee, agent or Affiliate of any member of the Wometco Group (the foregoing, individually a "Wometco Party" and collectively, the "Wometco Parties"), arising out of the consummation of the transactions contemplated hereby without having received all necessary consents of any Person, including any Governmental Authority.

                  (vi) Anything in this Agreement or applicable law to the contrary notwithstanding, it is understood and agreed by U S WEST (on its behalf and on behalf of all U S WEST Indemnitees) that, other than with respect to the Wometco Indemnitor (but not including its direct or indirect partners, officers, directors, employees, agents or Affiliates) as expressly provided for in this
Section 7.02, none of the Wometco Parties shall have any obligation or liability to any U S WEST Indemnitee, and U S WEST (on its behalf and on behalf of all U S WEST Indemnitees) hereby waives and releases, and shall have no recourse against, any Wometco Party as a result of the breach of any representation, warranty, covenant or agreement of any Wometco Party contained herein or otherwise arising out of or in connection with the transaction contemplated hereby or the operations of the CATV Systems, other than for fraud, it being understood that the remedies provided for in this Section 7.02 shall be the sole and exclusive remedy for any such claims by any U S WEST Indemnitee for any such matters, whether such claims are framed in contract, tort or otherwise.

            (c) CONDITIONS OF INDEMNIFICATION. The right of the U S WEST Indemnitees to indemnity under Section 7.02 hereof with respect to claims for U S WEST Damages ("U S WEST Claims"), shall be subject to the following terms and conditions:

                  (i) U S WEST will give the Wometco Indemnitor notice of any U S WEST Claim promptly (and, in any event, within thirty (30) days) after receiving notice, or becoming aware, thereof.

                  (ii) After the Wometco Indemnitor receives notice of a U S WEST Claim which relates to an assertion of liability by a third party other than U S WEST or related to U S WEST, the Wometco Indemnitor shall have the sole and exclusive right to defend any such claim and to control negotiations toward resolution of such claim, and, if litigation ensues, to defend the same with counsel chosen by the Wometco Indemnitor at the Wometco Indemnitor's expense, and U S WEST shall extend reasonable cooperation in connection with such defense. U S WEST Indemnitees shall have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the U S WEST Indemnitees unless the Wometco Indemnitor shall not have promptly employed counsel to take charge of the defense of such action. The Wometco Indemnitor shall have the right, in its sole discretion, to settle any claim for which indemnification has been sought and is available hereunder; provided, however, that neither the Wometco Indemnitor on the one hand nor the U S WEST Indemnitees on the other hand, shall settle, compromise or make any disposition of any third-party claim subject to the indemnity hereunder which would or may result in liability to or impose any obligation upon the other party (or parties affiliated or related to it) without the written consent of the other party.

                  (iii) Notwithstanding anything in subparagraphs (i) and (ii) of this Section 7.02(c) to the contrary, a failure by any party to meet the time limits prescribed in such subparagraphs shall not affect the rights provided to the parties in this Agreement, unless and only to the extent that the rights of the party not required to meet such time limits are materially and adversely affected by the failure to comply with such time limit.

            (d) Notwithstanding anything herein to the contrary, any payment of a U S WEST claim hereunder for indemnification by the Wometco Indemnitor will not give rise to any claim by the Wometco Indemnitor against Wometco.


      7.03 U S WEST AGREEMENT TO INDEMNIFY. (a) Subject to the limitations, conditions and provisions set forth in this Agreement, U S WEST hereby agrees to indemnify, defend and hold Peachtree, each other Stockholder and their respective direct and indirect partners, officers, directors, shareholders, employees, agents and Affiliates (such parties individually, a "Wometco Indemnitee" and collectively, the "Wometco Indemnitees") against all demands, claims, actions, losses, damages, liabilities and out-of-pocket costs and expenses, including, without limitation, reasonable attorney's fees, incurred by the Wometco Indemnitees based upon or arising from a breach of any covenant, agreement, representation or warranty of U S WEST or Acquisition Sub contained in this Agreement or any other document or instrument delivered pursuant hereto (collectively, "Wometco Damages"). For purposes of determining the right of a Wometco Indemnitee hereunder with respect to any representation and warranty in
Article IV that is qualified by reference to a material adverse effect on U S WEST and/or its Subsidiaries, the Wometco Indemnitees shall be entitled to indemnification hereunder if, without giving effect to such material adverse effect qualification in such representation and warranty, such representation and warranty has been breached.

            (b) The right of the Wometco Indemnitees to indemnity for Wometco Damages made under this Section 7.03 shall be subject to all of the following limitations:

                  (i) No indemnification shall be required to be made under this Section 7.03 (other than with respect to Section 4.10, as to which this limitation shall not apply) until the aggregate amount of Wometco Damages (together with claims hereunder and under Section 8.4(a) of the Atlanta Cable Agreement) exceeds $2,000,000 (the "Basket"), provided that once such amount is exceeded the Wometco Indemnitees shall be entitled to the full amount of Wometco Damages in respect thereof without regard to the amount of the Basket, subject to Section 7.03(b)(iii).

                  (ii) Wometco Indemnitees shall be entitled to indemnity (other than with respect to Sections 4.10 and 5.03(a) as to which this limitation shall not apply only as to which the Wometco Indemnitees have given U S WEST written notice thereof within one year after the Closing Date; provided that with respect to indemnification claims based on a breach of Section 4.10, notice must be given within the applicable statute of limitations. Any written notice delivered by the Wometco Indemnitees to U S WEST pursuant to this subparagraph (ii) shall set forth with specificity the basis of the claim for Wometco Damages and a reasonable estimate of the amount thereof.

                  (iii) In no event shall the right of the Wometco Indemnitees to indemnity for Wometco Damages (other than with respect to Section 4.10, as to which this limitation shall not apply) hereunder and under Section 8.4 of the Atlanta Cable Agreement exceed $15,000,000 in the aggregate. Without limiting the generality of the foregoing, the Wometco Indemnitees understand and agree that to the extent any payment for indemnity is made under Section 8.4 of the Atlanta Cable Agreement, the amount available for indemnity hereunder shall be reduced by a corresponding amount.

                  (iv) Notwithstanding anything to the contrary contained herein, no Wometco Indemnitee shall have any claim for indemnification or otherwise against U S WEST nor any of its Affiliates or any shareholder, director, officer, employee or agent thereof, arising out of the consummation of the transactions contemplated hereby without having received all necessary consents of any Person, including any Governmental Authority.

                  (v) Anything in this Agreement or applicable law to the contrary notwithstanding, it is understood and agreed by the Wometco Parties that, other than with respect to U S WEST (but not including its officers, directors, employees, agents or Affiliates) as expressly provided for in this
Section 7.03, U S WEST shall not have any obligation or liability to any Wometco Indemnitee and the Wometco Parties hereby waive and release, and shall have no recourse against, U S WEST, or any of its Affiliates or any shareholder, director, officer, employee or agent thereof as a result of the breach of any representation, warranty, covenant or agreement of U S WEST or Acquisition Sub contained herein or otherwise arising out of or in connection with the transaction contemplated hereby, other than for fraud, it being understood that the remedies provided for in this Section 7.03 shall be the sole and exclusive remedy for any such claims by any U S WEST Indemnitee for any such matters, whether such claims are framed in contract, tort or otherwise.

                  (vi) Notwithstanding anything to the contrary provided for herein, at such time as the Wometco Indemnitor first has the right to request a resolution of its indemnification obligations pursuant to Section 5.09(g) herein, the U S WEST Group has the right to request that the Wometco Indemnitor and the U S WEST Group act in good faith to determine the present value of any indemnification obligations of the U S WEST Group in respect of the representations of the U S WEST Group in Section 4.10 hereof. If the U S WEST Group and the Wometco Indemnitor are unable to resolve such issue within 90 days, the matter shall be referred to the Arbitrator. Upon the determination of the present value of any such indemnification obligations, the U S WEST Group shall have the right to make the payment of the indemnification obligations as so determined, and upon such payment by the U S WEST Group to Peachtree (or upon such determination if the present value of such indemnification obligations is zero) the indemnity under this Section 7.03 shall terminate in all events with respect to the representations of the U S WEST Group in Section 4.10 herein.


            (c) CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of U S WEST under Section 7.03(a) hereof with respect to claims for Wometco Damages ("Wometco Claims"), shall be subject to the following terms and conditions:

                  (i) Peachtree will give U S WEST notice of any Wometco Claim promptly and in any event within thirty (30) days after receiving notice, or becoming aware, thereof.

                  (ii) After U S WEST receives notice of a Wometco Claim which relates to an assertion of liability by a third party other than a Wometco Indemnitee or related to a Wometco Indemnitee, U S WEST shall have the sole and exclusive right to defend and to control negotiations toward resolution of such claim and, if litigation ensues, to defend the same with counsel chosen by U S WEST, at U S WEST's expense, and the Wometco Indemnitees shall extend reasonable cooperation in connection with such defense. Wometco Indemnitee shall have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Wometco Indemnitees unless U S WEST shall not have promptly employed counsel to take charge of the defense of such action. U S WEST shall have the right, in its sole discretion, to settle any claim for which indemnification has been sought and is available hereunder; provided, however, that neither U S WEST, on the one hand nor the Wometco Indemnitee on the other hand shall settle, compromise or make any disposition of any third-party claim subject to the indemnity hereunder which would or may result in liability to or impose any obligation upon the other party (or parties affiliated or related to it) without the written consent of the other party.

                  (iii) Notwithstanding anything in subparagraphs (i) and (ii) of this Section 7.03(c), to the contrary, a failure by any party to meet the time limits prescribed in such subparagraphs shall not affect the rights provided to the parties in this Agreement, unless and only to the extent that the rights of the party not required to meet such time limits are materially and adversely affected by the failure to comply with such time limit.


                                 ARTICLE VIII

                                  TERMINATION


      8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

            (a)  by the mutual written consent of Wometco and U S WEST;

            (b) by either Wometco or U S WEST (if the terminating party is not in breach or default of its covenants, agreements or obligations hereunder) if the Closing has not taken place on or before April 15, 1995, provided, however, that if the Closing has not taken place on or before (1) April 15, 1995 because the condition set forth in Section 6.02(e) is not satisfied by such date, this Agreement may be extended by written notice of Wometco to a date not later than July 15, 1995; or (2) April 15, 1995 because the conditions set forth on Section 6.01(d) has not been satisfied by such date, this Agreement may be extended by written notice of U S WEST to a date not later than July 15, 1995;

            (c) by U S WEST, if any of the conditions to the obligations of U S WEST and Acquisition Sub set forth in Section 6.01 and 6.02 shall not have been satisfied or waived by the date scheduled for the Closing under Section 2.03, unless satisfaction has been frustrated or made impossible by an act or failure to act of U S WEST or Acquisition Sub in breach or violation of their covenants, agreements or obligations hereunder; or

            (d) by Wometco, if the conditions to the obligations of Wometco and Peachtree set forth in Section 6.01 and 6.03 shall not have been satisfied or waived by the date scheduled for the Closing under Section 2.03, unless satisfaction has been frustrated or made impossible by an act or failure to act of Wometco or Peachtree in breach or violation of their covenants, agreements or obligations hereunder.

      Notwithstanding the foregoing or anything contained herein to the contrary, if on April 15, 1995 or July 15, 1995, as applicable, the Closing has not occurred solely because any required notice period for Closing has not lapsed, such date shall be extended until the lapse of such notice period.


      8.02 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 8.01, all further obligations of the parties hereunder shall terminate except that the obligations set forth in Sections 5.03(a) and (b) and Sections 9.01 and 9.02 shall survive; provided that, notwithstanding anything to the contrary contained in this Agreement, if this Agreement is so terminated by a party because either one or more of the conditions to such party's obligations hereunder is not satisfied or the Agreement is otherwise not consummated, in either case as a result of the other party's breach or failure to comply with its covenants, agreements or obligations under this Agreement, the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including without limitation, damages relating thereto, shall also survive such termination unimpaired. Without limiting the foregoing, neither Wometco or Peachtree, on the one hand, nor U S WEST or Acquisition Sub, on the other hand, may rely on the failure of any condition precedent set forth in Article VI to be satisfied if such failure was caused by such party's (or parties') failure to act in good faith or to perform its obligations in accordance with the terms of this Agreement or, to the extent relevant, the Atlanta Cable Agreement.


                                  ARTICLE IX

                                 MISCELLANEOUS


      9.01 EXPENSES. Except as otherwise specified herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.


      9.02 LEGAL COSTS. If any legal action or proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.


      9.03 AMENDMENTS; WAIVERS. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision. Any condition to the performance of any party hereto which may legally be waived at or prior to the Closing may be waived in writing at any time by the party or parties entitled to the benefit thereof.


      9.04 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter hereof. Except for any instrument executed in connection herewith making specific reference to this

Agreement, no representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.


      9.05 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto. Nothing in this Agreement, express or implied is intended to confer upon any Person, other than the parties hereto any right or remedies of any nature whatsoever or by reason of this Agreement, except for Sections 7.01, 7.02, 7.03 and 9.10 (which are intended to be for the benefit of the Persons provided for therein, and may be enforced by such Persons).


      9.06 CONSTRUCTION; COUNTERPARTS. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. The figures included in this Agreement setting thresholds and maximums for the indemnification rights provided for herein were negotiated by the parties hereto for the purpose of specifically defining the rights and obligations of the parties with respect to such matters and are not intended to constitute and shall not be construed to constitute, a standard for defining the phrases "in all material respects," "Material Adverse Effect" or similar phrasings used in this Agreement. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.


      9.07 NOTICES. All notices and communications hereunder shall be in writing and shall be deemed given to a party when delivered personally upon a receipt of a transmittal confirmation if sent by telecopy or like transmission and on the next Business Day when sent by Federal Express, Express Mail or similar overnight courier service to the parties addressed as follows:

      If to U S WEST:         U S WEST, Inc.
                              7800 East Orchard Road
                              Englewood, Colorado  80111
                              Attention:  Associate General Counsel
                                - Corporate and Commercial Law
                              Telephone:  (303) 793-6500
                              Facsimile:  (303) 793-6303

      With a copy to:         Weil Gotshal & Manges
                              767 Fifth Avenue
                              New York, New York  10153
                              Attention:  Dennis J. Block, Esq.
                              Telephone:  (212) 310-8000
                              Facsimile:  (212) 310-8007

      If to Wometco,          c/o Peachtree Cable Holdings, Ltd.
      Peachtree or            201 Main Street
      Associates:             Fort Worth, Texas  76102
                              Attention:  Mr. J. Taylor Crandall
                              Telephone:  (817) 390-8507
                              Facsimile:  (817) 338-2064

      With copies to:         Kelly, Hart & Hallman
                              201 Main Street
                              Suite 2500
                              Fort Worth, Texas 76102
                              Attention:  Kevin G. Levy, Esq.
                              Telephone:  (817) 332-2500
                              Facsimile:  (817) 878-9285

                                    and

                              Dow, Lohnes & Albertson
                              1255 Twenty-Third Street, N.W.
                              Washington, D.C.  20037
                              Attention:  John T. Byrnes, Esq.
                              Telephone:  (202) 857-2500
                              Facsimile:  (202) 857-2900


Any party may change its address for the purpose of notice by giving notice in accordance with the provisions of this Section 9.07.


      9.08 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF GEORGIA; PROVIDED THAT MATTERS OF CORPORATE LAW RELATING TO THE MERGER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.


      9.09 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated under this Agreement.


      9.10 PERSONAL LIABILITY. Except with respect to the parties hereto to the extent and only to the extent expressly provided for herein, this Agreement shall not create or be deemed to create or permit any personal right, liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative of any party hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              U S WEST, INC.


                              By:    /s/ Thomas E. Pardun
                                     -----------------------------------
                              Name:  Thomas E. Pardun
                              Title: Authorized Representative


                              MULTIMEDIA CABLE, INC.


                              By:    /s/ Thomas E. Pardun
                                     -----------------------------------
                              Name:  Thomas E. Pardun
                              Title: President


                              WOMETCO CABLE CORP.


                              By:    /s/ Victor S. Falk
                                     -----------------------------------
                              Name:  Victor S. Falk
                              Title: Vice President


                              PEACHTREE CABLE HOLDINGS, LTD.

                              By: Peachtree Investors Limited Partnership, General Partner

                              By: Peachtree Cable Associates, Ltd., General Partner

                              By:   Group Management, Inc., Manager and a
                                    General Partner


                              By:    /s/ W. Robert Cotham
                                     -----------------------------------
                              Name:  W. Robert Cotham
                              Title: Vice President

                              PEACHTREE CABLE ASSOCIATES, LTD.

                              By:    Group Management, Inc., Manager and a
                                     General Partner


                              By:    /s/ W. Robert Cotham
                                     -----------------------------------
                              Name:  W. Robert Cotham
                              Title: Vice President